Exhibit 2.1

ASSET PURCHASE AGREEMENT

dated as of

November 2, 2006

by and among

HOMEAWAY, INC.,

VRBO.COM, INC.,

VRBO INTERNATIONAL LLC,

PURPLE MOUNTAIN LLC,

CAMELOT TRUST,

VRBO SUPPORT SERVICES LLC,

THE RELATED PARTIES

and

U.S. BANK, NATIONAL ASSOCIATION,

THE ESCROW AGENT

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4.25	Tangible Assets	32
4.26	Litigation	32
4.27	Complete Copies of Materials	33
4.28	Assets	33
4.29	Bankruptcy; Insolvency	33
4.30	Environment, Health, and Safety	34
4.31	Other Discussions	35
4.32	Access to Parent	36
4.33	Customers and Suppliers	36
4.34	Hart-Scott-Rodino	37
4.35	Full Disclosure	37
4.36	Timing of Representations	37

ARTICLE V REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT		37

5.1	Organization and Qualification; Subsidiaries	37
5.2	Certificate of Incorporation and Bylaws	38
5.3	Authority Relative to the Transaction Documents	38
5.4	No Conflict; Required Filings and Consents	38
5.5	Hart-Scott-Rodino	39

ARTICLE VI PRE-CLOSING COVENANTS		39

6.1	General	39
6.2	Notices and Consents	39
6.3	Operation of Business	40
6.4	Confidentiality; Access to Information	42
6.5	Notice of Developments	43
6.6	Exclusivity	43
6.7	Required Approvals	43
6.8	Employee Matters	44
6.9	Termination of Financing Statements	46
6.10	Notices to Seller Securityholders and Employees	46

ARTICLE VII CONDITIONS TO THE CLOSING		46

7.1	Conditions to Obligations of Buyer, Seller and the Seller Entities	47
7.2	Additional Conditions to Obligations of Seller and the Seller Entities	47
7.3	Additional Conditions to the Obligations of Buyer	48

ARTICLE VIII CLOSING		50

8.1	Form of Documents	50
8.2	Buyer’s Deliveries	50
8.3	Seller’s Deliveries	50

ARTICLE IX POST-CLOSING AGREEMENTS		51

9.1	Post-Closing Agreements	51
9.2	Use of Trademarks; References to VRBO	51

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9.3	Payments of Accounts Receivable	51
9.4	Further Assurances	51
9.5	Bulk Sales Laws	51
9.6	Tax Matters	51
9.7	Cooperation and Access to Seller and Seller Entity Records	52
9.8	Employees	52
9.9	Cooperation and Transition of Provider Agreements	53
9.10	Proration of Expenses	53

ARTICLE X ESCROW AND INDEMNIFICATION		54

10.1	Survival of Representations, Warranties and Covenants	54
10.2	Indemnification	54
10.3	Security	56
10.4	Third Party Claims	57
10.5	Reduction by Insurance Proceeds	58
10.6	Escrow Agent’s Duties	58

ARTICLE XI TERMINATION		60

11.1	Termination of the Agreement	60
11.2	Effect of Termination	61

ARTICLE XII GENERAL PROVISIONS		61

12.1	Notices	61
12.2	Interpretation	63
12.3	Entire Agreement; No Third Party Beneficiaries	64
12.4	Severability	64
12.5	Remedies Cumulative	64
12.6	Governing Law	64
12.7	Assignment	65
12.8	Rules of Construction	65
12.9	Attorneys’ Fees	65
12.10	Counterparts	65
12.11	Telecopy Execution and Delivery	65
12.12	Amendments and Waivers	65
12.13	Transaction Expenses	66
12.14	Arbitration	66

SCHEDULES

Schedule 1.1(a)	List of Accounts Receivable
Schedule 1.1(e)	List of Assumed Contracts
Schedule 1.1(f)	List of Equipment
Schedule 1.1(g)	List of Account Information

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Schedule 1.2	Excluded Assets
Schedule 2.1(a)	List of Assumed Liabilities
Schedule 2.1(b)	List of Retained Liabilities
Schedule 3.4	Contract Maintenance Formula
Schedule 3.5	Allocation of Purchase Price
Schedule 4.19(a)	List of Seller Intellectual Property
Schedule 9.9	List of Provider Agreements

EXHIBITS

Exhibit A	Form of Noncompetition Agreement
Exhibit B	Seller Disclosure Schedule
Exhibit C	Buyer Disclosure Schedule
Exhibit D	Form of Consulting Agreement
Exhibit E	Form of Opinion of Buyer Counsel
Exhibit F	Form of Opinion of Seller Counsel
Exhibit G	Form of Bill of Sale, Assignment and Assumption of Liabilities Agreement
Exhibit H	Escrow Agent Fee Schedule

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ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into as of November 2, 2006, by and among HomeAway, Inc., a Delaware corporation (“Parent”), VRBO.com, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Buyer”), VRBO International LLC, a Delaware limited liability company (“VRBO”), Purple Mountain LLC, a Colorado limited liability company (“Purple Mountain”), Camelot Trust, an international trust governed by the laws of the Cook Islands (“Camelot”), VRBO Support Services LLC, a Colorado limited liability company (“Support Services”), those individuals listed on the signature pages attached hereto as the Related Parties (the “Related Parties”), and, as to Article X only, U.S. Bank National Association, as the Escrow Agent (the “Escrow Agent”). VRBO, Purple Mountain, Camelot, Support Services and the Related Parties are collectively referred to herein as “Seller.” VRBO, Purple Mountain, Camelot and Support Services are collectively referred to herein as the “Seller Entities.” Seller, the Seller Entities, Parent, Buyer and the Escrow Agent are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

RECITALS

Upon the terms and subject to the conditions of this Agreement, (i) Seller wishes to sell to Buyer substantially all of the assets of VRBO, Camelot and Support Services, used or useful in the Business (as defined in Section 1.1 hereof) and (ii) Purple Mountain wishes to sell to Buyer its interest in Rentors, LLC, a Virginia limited liability company (“Rentors”), and Seller wishes to transfer to Buyer certain specified obligations and liabilities of the Seller Entities, and upon the terms and subject to the conditions of this Agreement, Buyer wishes to acquire such assets and interest and to assume such obligations and liabilities.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the Parties hereto agree as follows:

ARTICLE I

PURCHASE AND SALE OF ASSETS

1.1 Agreement to Purchase and Sell. Upon the terms and subject to the conditions set forth in this Agreement, upon the Closing Date (as defined in Section 3.3 hereof), Seller shall convey, sell, transfer, assign and deliver to Buyer, and Buyer shall purchase from Seller, all right, title and interest existing now or at any time hereafter through the Closing Date (whether or not in inchoate form) in or to all of the assets, properties and rights of the Seller Entities (other than the Excluded Assets, as defined in Section 1.2 hereof) related to the Seller Entities’ business (the “Business”), including, without limitation, those listed below:

(a) The accounts receivable listed on Schedule 1.1(a) hereto (the “Accounts Receivable”);

(b) All marketing materials, training materials, office and reference manuals and similar items associated with Business;

(c) The franchises, licenses, permits, consents and certificates of any regulatory, administrative or other governmental agency or body issued to or held by Seller or any Seller Entity (to the extent the same are transferable) (the “Permits”);

(d) Subject to Section 1.2 hereof, all Seller Intellectual Property (as defined in Section 4.19 hereof) and all inventions, materials, information, know-how and Intellectual Property related thereto;

(e) The contracts, agreements, contract rights, license agreements, purchase and sales orders, quotations and other executory rights and commitments of third parties that are set forth on Schedule 1.1(e) hereto (the “Assumed Contracts”);

(f) The furniture, art work, fixtures, equipment (including office equipment), machinery, parts, computer hardware, tools, dies, jigs, patterns, molds and other tangible personal property that are set forth on Schedule 1.1(f) hereto (collectively, the “Equipment”);

(g) All books of account, customer and supplier lists, addresses, drawings, files, papers and records and all information with respect to the accounts referenced on Schedule 1.1(g) hereto (the “Account Information”);

(h) All information and data provided by customers, visitors and users through, using, or in connection with any Seller or Seller Entity website and any and all information and data created by or for any Seller or Seller Entity in connection with the use of such website by such customers, visitors and users (the “Web Data”);

(i) All causes of action, judgments and claims or demands of whatever kind or description arising out of or relating to the Purchased Assets (as defined below);

(j) All rights, if any, of Seller and any Seller Entity under express or implied warranties from suppliers and vendors to Seller or any Seller Entity which are associated with the Purchased Assets (as defined below);

(k) Purple Mountain’s membership interest in Rentors; and

(l) All goodwill, if any, associated with the Business.

The assets, properties and rights to be conveyed, sold, transferred, assigned and delivered to Buyer pursuant to this Section 1.1 are collectively referred to as the “Purchased Assets.” All of the Purchased Assets shall be sold to Buyer free and clear of any Encumbrances (as defined in

Section 4.5 hereof) other than Permitted Encumbrances (as defined in Section 4.16 hereof). Notwithstanding anything else to the contrary contained herein, Buyer shall not be liable or obligated with respect to any liability, obligation or commitment with respect to any of the foregoing except as expressly provided in Section 2.1(a) hereof.

1.2 Excluded Assets. The assets identified in Schedule 1.2 hereto (the “Excluded Assets”) shall be retained by Seller or the Seller Entities and shall not be Purchased Assets.

ARTICLE II

ASSUMPTION OF LIABILITIES

2.1 Agreement to Assume.

(a) At the Closing (as defined in Section 3.3 hereof), Buyer shall assume and agree to discharge and perform when due, those liabilities and obligations of Seller and the Seller Entities, and only those liabilities and obligations of Seller and the Seller Entities, that are specifically enumerated in Schedule 2.1(a) hereto (the “Assumed Liabilities”); provided, however, and without limiting the generality of the foregoing, Assumed Liabilities shall not include (i) any liability of Seller or any Seller Entity for Taxes of any kind, including without limitation, those resulting from the transactions contemplated in this Agreement or the other Transaction Documents (as defined in Section 4.4 hereof) and those attributable to the Business or the Purchased Assets for any period or portion thereof ending on or prior to the Closing Date, or otherwise, (ii) any obligation of Seller or any Seller Entity to indemnify any person (including any of Seller’s or any Seller Entity’s members or Trust Actors (as defined below)) by reason of the fact that such person was an officer, director, manager, employee, consultant or agent of Seller or any Seller Entity or a trustee, successor trustee, delagee of any trustee, agent of any trustee, beneficiary, trust protector, settlor, permissible distributee or any other person with like power of Camelot (collectively, the “Trust Actors”), (iii) any liability of Seller or any Seller Entity for costs and expenses incurred in connection with this Agreement and the other Transaction Documents, and the transactions contemplated hereby and thereby or (iv) any Employee Excluded Liabilities (as defined in Section 6.8(d)(i) hereof).

(b) Except for the Assumed Liabilities, Seller and the Seller Entities shall retain all liabilities and obligations related to the Business and the Purchased Assets, including without limitation, the liabilities and obligations identified in Schedule 2.1(b) hereto (the “Retained Liabilities”).

2.2 No Expansion of Third Party Rights. The assumption by Buyer of the Assumed Liabilities shall not expand the rights or remedies of any third party against Buyer or Seller or any Seller Entity as compared to the rights and remedies which such third party would have had against Seller or any Seller Entity had Buyer not assumed the Assumed Liabilities. Without limiting the generality of the preceding sentence, the assumption by Buyer of the Assumed Liabilities shall not create any third party beneficiary rights.

ARTICLE III

PURCHASE PRICE, MANNER OF PAYMENT AND CLOSING

3.1 Consideration. Upon the terms and subject to the conditions contained in this Agreement, in consideration for the Purchased Assets and the covenants contained in the Noncompetition Agreements (as defined in Section 3.2 hereof) and in full payment therefor, (a) Parent will pay to Seller, or cause to be paid to Seller, the purchase price set forth in Section 3.2 hereof and (b) Buyer will assume the Assumed Liabilities.

3.2 Amount. The aggregate purchase price for the Purchased Assets and the covenants of the Related Parties contained in the Noncompetition Agreements shall be One Hundred Twenty-Six Million Dollars ($126,000,000) (the “Purchase Price”), subject to adjustment set forth in Section 3.4 hereof and the indemnification obligations of the Indemnifying Parties (as defined in Section 10.2 hereof) set forth in Article X hereof, payable as follows:

(a) An amount (the “Cash Consideration Amount”) equal to the Purchase Price less the amounts set forth in subsections (b), (c) and (d) below, subject to adjustment as set forth in Section 3.4 hereof, shall be payable in immediately available funds by check or wire transfer at the Closing to Seller as set forth on Schedule 3.5 hereto;

(b) Ten Million Dollars ($10,000,000) in cash (the “Cash Escrow Amount”) shall be deposited in the Escrow Fund (as defined in Section 10.3 hereof) at the Closing and subject to the indemnification obligations of the Indemnifying Parties set forth in Article X hereof;

(c) Seventy-Five Thousand Dollars ($75,000) shall be payable in immediately available funds by check or wire transfer at the Closing to the Related Parties as partial consideration for their obligations contained in certain confidentiality and noncompetition agreements between Parent, Buyer and each Related Party, each in substantially the form attached hereto as Exhibit A (each, a “Noncompetition Agreement”); and

(d) Nineteen Million Three Hundred Twenty Thousand Dollars ($19,320,000) shall be payable to Parent as payment of the aggregate purchase price by VRBO for Three Million Eight Hundred Sixty-Four Thousand (3,864,000) shares of Series C Preferred Stock, par value $0.0001 per share, of Parent (the “Shares”) pursuant to that certain Series C Preferred Stock Purchase Agreement dated on or about the date hereof (the “Series C Agreement”).

3.3 Time and Place of Closing. The transaction contemplated by this Agreement shall be consummated (the “Closing”) at 10:00 a.m., central time, at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 8911 Capital of Texas Highway N., Suite 3350, Austin, Texas 78759 on November 2, 2006, or on such other date, or at such other time or place, as shall be agreed upon by Seller and Buyer (the “Closing Date”).

3.4 Adjustments to Cash Consideration Amount. At the Closing, the Cash Consideration Amount shall be reduced by the following amounts

(a) an amount calculated in accordance with the formula set forth on Schedule 3.4, such amount representing the cost to Buyer determined by Buyer and Seller to be associated with the maintenance and service of each rental home listing contract (each, a “Listing”) to be assigned by Seller for the remaining period of each such Listing’s unexpired term (the “Contract Maintenance Amount”).

(b) an amount equal to Seller’s good faith estimate of Seller’s aggregate liabilities for accrued bonuses to employees of Seller in the amount set forth on Schedule 3.4.

(c) an amount equal to Seller’s good faith estimate of Seller’s aggregate liabilities for accrued contribution obligations of Seller for the account of Seller’s employees to Seller’s 401(k) plan in the amount set forth on Schedule 3.4.

In the event that the aggregate amount of the estimates provided in subsections (b) or (c) above are determined to be less than the aggregate actual amounts for such liabilities within thirty (30) days of the Closing Date, Seller shall pay to Buyer an amount equal to the difference between the aggregate actual amounts of such liabilities and the aggregate amount of such estimates. In the event that the aggregate amount of the estimates provided in subsections (b) or (c) above are determined to be greater than the aggregate actual amounts for such liabilities within thirty (30) days of the Closing Date, Buyer shall pay to Seller an amount equal to the difference between the aggregate actual amounts of such liabilities and the aggregate amount of such estimates.

3.5 Allocation of Purchase Price. Within sixty (60) days of the Closing Date, the Purchase Price (and the Assumed Liabilities to the extent properly taken into account) shall be allocated to the Purchased Assets and the Noncompetition Agreements as set forth on Schedule 3.5 hereto, which shall be prepared in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations promulgated thereunder. Schedule 3.5 hereto shall be revised by Buyer to take into account any adjustment to the Purchase Price pursuant to Section 3.4 or Section 10.2 hereof. The allocation set forth on Schedule 3.5 hereto (and any amendments thereto) shall be binding upon the Parties and none of the Parties shall take any position inconsistent with such allocation, and any and all filings with and reports made to any taxing authority will be consistent with that allocation.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLER AND THE SELLER

ENTITIES

Seller and the Seller Entities, jointly and severally, represent and warrant to Buyer and Parent that the statements contained in this Article IV are true and correct, except as set forth in the disclosure schedule delivered by Seller and the Seller Entities to Buyer prior to the execution and delivery of this Agreement and attached hereto as Exhibit B (the “Seller Disclosure Schedule”). The exceptions in any section or subsection of the Seller Disclosure Schedule shall qualify all sections and subsections in this Article IV, but only to the extent that such qualifications to sections and subsections other than the corresponding section or subsection is reasonably apparent on its face without any further investigation by Buyer and/or Parent.

4.1 Organization and Qualification; Subsidiaries.

(a) Each of VRBO, Support Services and Purple Mountain is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the requisite power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted or currently proposed to be conducted. Camelot is a duly formed and validly existing irrevocable trust sitused in the Cook Islands and is properly and currently registered as a Cook Islands trust (also known as an “International Trust” within the meaning of the Cook Islands International Trust Act 1984, as it may be amended from time to time, or any successor statute of similar import), which registration is effective until calendar year 2007. Camelot is in good standing (to the extent such jurisdiction recognizes such concept) under the laws of the Cook Islands and has the requisite power and authority to own, lease and operate its assets and properties and to administer its assets and properties as they are now being administered or currently proposed to be administered. The Trust Actors of Camelot have capacity and standing to act as the Trust Actors of Camelot and are aware of no impediment to its acting in such capacity for all purposes contemplated in this Agreement. Neither the Trust Actors of Camelot nor any other person associated with Camelot has executed any document, assumed any obligation, delegated any authority or otherwise taken any action that would in any way impede or impair the Trust Actors’ ability to perform all of Camelot’s obligations under this Agreement.

(b) Each Seller Entity is duly qualified or licensed to do business and/or to hold property in its name and is in good standing (with respect to jurisdictions which recognize such concept), under the laws of all jurisdictions where the character of the properties owned, leased or operated by it or the nature of its activities requires such qualification or licensing. Schedule 4.1(b) of the Seller Disclosure Schedule lists all jurisdictions where each Seller Entity is qualified or licensed to do business.

(c) Except for the Seller Entities that are subsidiaries of a Seller Entity, no Seller Entity has any subsidiaries or owns or controls, directly or indirectly, any shares of capital stock of any corporation or any interest in any partnership, joint venture, limited liability company, professional association or other business enterprise except as set forth on Schedule 4.1(c) of the Seller Disclosure Schedule. Neither Seller nor any Seller Entity has agreed to make, nor is obligated to make, nor is bound by, any written or oral agreement, contract, understanding, negotiable instrument, commitment or undertaking of any nature, in effect as of the date of this Agreement or as may hereafter be in effect, under which it may become obligated to make, any future investment in or capital contribution to any other entity other than any equity investment Seller may make in Parent.

4.2 Charter Documents. Each of Seller and the Seller Entities has previously furnished to Buyer a complete and correct copy of VRBO’s Certificate of Formation and Operating Agreement, Purple Mountain’s Articles of Organization and Operating Agreement, Camelot’s Settlement of Trust (and all other related documentation affecting Camelot’s structure, authority and obligations) and Support Services’ Articles of Organization and Operating Agreement, each as amended and in effect as of the date of this Agreement (together, the “Seller Charter Documents”). Such Seller Charter Documents are in full force and effect. Neither Seller nor any Seller Entity is in violation of any provision of any of the Seller Charter Documents. Schedule 4.2 of the Seller Disclosure Schedule lists all members, managers, officers, directors, Trust Actors and employees of Seller and each Seller Entity, as applicable.

4.3 Capitalization.

(a) As of the date of this Agreement, the entire authorized capitalization of VRBO consists of membership interests totaling 50,000,000 units (the “VRBO Membership Interests”), 10,000,000 of which have been duly authorized, are validly issued, fully paid and nonassessable and were issued in accordance with the registration or qualification provisions of the Securities Act of 1933, as amended (the “Act”), and any relevant state securities laws, or pursuant to valid exemptions therefrom, and the applicable Seller Charter Documents, and are not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, registration right, subscription right, or any similar right under any provision of the laws of the State of Delaware or any contract to which VRBO is a party or otherwise bound. The VRBO Membership Interests are held beneficially and of record as set forth on Schedule 4.3(a) of the Seller Disclosure Schedule.

(b) As of the date of this Agreement, the entire authorized capitalization of Support Services consists of membership interests (the “Support Services Membership Interests”), all of which are validly issued, fully paid and nonassessable and were issued in accordance with the applicable Seller Charter Documents, and are not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, registration right, subscription right, or any similar right under any provision of the laws of the State of Colorado or any contract to which Support Services is a party or otherwise bound. The Support Services Membership Interests are held beneficially and of record as set forth on Schedule 4.3(b) of the Seller Disclosure Schedule.

(c) As of the date of this Agreement, the entire authorized capitalization of Purple Mountain consists of membership interests (the “Purple Mountain Membership Interests”), all of which are validly issued, fully paid and nonassessable and were issued in accordance with the registration or qualification provisions of the Act and any relevant state securities laws, or pursuant to valid exemptions therefrom, and the applicable Seller Charter Documents, and are not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, registration right, subscription right, or any similar right under any provision of the laws of the State of Delaware or any contract to which Purple Mountain is a party or otherwise bound. The Purple Mountain Membership Interests are held beneficially and of record as set forth on Schedule 4.3(c) of the Seller Disclosure Schedule.

(d) Schedule 4.3(d) of the Seller Disclosure Schedule lists (i) all of the holders, as of the date of this Agreement, of options, warrants, purchase rights, subscription rights, conversion rights, exchange rights and other rights that could require Seller or any Seller Entity to issue, sell or otherwise cause to become outstanding any of any Seller Entity’s membership interests (“Equity Rights”), and except as set forth in Schedule 4.3(d) of the Seller Disclosure Schedule, all of which have been duly authorized and were issued in accordance with the registration or qualification provisions of the Act and any relevant state securities laws, or pursuant to valid exemptions therefrom, and the applicable Seller Charter Documents, and are not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, registration right, subscription right, or any similar right under any provision of the laws of the State of Delaware or the State of Colorado or any contract to which such Seller Entity is a party or otherwise bound, and (ii) the number of membership interests of any Seller Entity subject to such Equity Rights. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to any Seller Entity. Notwithstanding the foregoing, Seller intends and reserves the right to pay bonuses to Seller’s employees identified on Schedule 4.12 of the Seller Disclosure Schedule, which bonuses may be based, in whole or in part, on Seller’s profit in the transaction contemplated herein.

(e) Except as set forth in Schedules 4.3(a), 4.3(b), 4.3(c) and 4.3(d) of the Seller Disclosure Schedule, as of the date of this Agreement, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive, purchase or conversion rights), commitments or agreements of any character to which Seller or any Seller Entity is a party or by which any of them is bound obligating Seller or any Seller Entity to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any membership interest, partnership interest or similar ownership interest of any Seller Entity, or obligating Seller or any Seller Entity to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement.

(f) As of the date of this Agreement, there are no registration rights and there is no voting trust, proxy, rights plan, anti-takeover plan or other agreement currently in effect to which Seller or any Seller Entity is a party or by which Seller or any Seller Entity is bound with respect to any equity security of any class of any Seller Entity. No member of Seller or any Seller Entity will be entitled to appraisal or dissenters rights under applicable laws in connection with the transactions contemplated by this Agreement and the other Transaction Documents (as defined in Section 4.4 hereof).

4.4 Authority Relative to the Transaction Documents. Each of Seller and the Seller Entities has all necessary power and authority to execute and deliver this Agreement and the agreements and documents relating hereto (together, the “Transaction Documents”) and to perform its obligations hereunder and thereunder and, subject to adoption of this Agreement by the members of VRBO, Purple Mountain and Support Services and the required Trust Actors of Camelot in accordance with the Seller Charter Documents and the laws of the jurisdiction of such Seller’s and such Seller Entity’s organization, to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Documents by Seller and the Seller Entities and the consummation by Seller and the Seller Entities of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary action on the part of Seller and the Seller Entities and no other proceedings on the part of Seller or any Seller Entity are necessary to authorize this Agreement or the other Transaction Documents or to consummate the transactions contemplated hereby and thereby. This Agreement and the other Transaction Documents have been duly and validly executed and delivered by Seller and the Seller Entities and, assuming the due authorization, execution and delivery by Buyer and Parent, constitute the legal, valid and binding obligations of Seller and the Seller Entities, enforceable against Seller and the Seller Entities in accordance with their terms, subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application relating to or affecting the enforcement of creditors’ rights and the exercise by courts of equitable powers.

4.5 No Conflict; Required Filings and Consents.

(a) The execution and delivery of this Agreement and the other Transaction Documents by Seller and the Seller Entities do not, and the consummation of the transactions by Seller and the Seller Entities contemplated hereby and thereby will not, (i) conflict with or violate any provision of any of the Seller Charter Documents, (ii) subject to the requirements set forth in Section 4.5(b) hereof, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Seller or any Seller Entity or by which they or any of their properties or assets, including the Purchased Assets, are bound or affected or (iii) subject to clauses (i) and (ii) in Section 4.5(b) hereof, result in any breach of or constitute a default (or an event that with or without notice or lapse of time or both would be reasonably likely to become a default) under, or impair Seller’s or any Seller Entity’s rights or alter the rights or obligations of any third party against or to Seller or any Seller Entity under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of any liens, pledges, hypothecations, charges, mortgages, security interests, claims, options, rights of first refusal, preemptive rights or similar restrictions (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset) (each, an “Encumbrance”) on any of the properties or assets of any Seller Entity, including the Purchased Assets, pursuant to any agreement, understanding, instrument, contract, proposed transaction, mortgage, permit, franchise, judgment, order, writ, decree or other obligation to which Seller or any Seller Entity is a party or by which Seller or any Seller Entity or any of their properties or assets, including the Purchased Assets, are bound or affected (each, a “Material Obligation”).

(b) The execution and delivery of this Agreement and the other Transaction Documents by Seller and the Seller Entities do not, and the consummation of the transactions by Seller and the Seller Entities contemplated hereby and thereby shall not, require Seller or any Seller Entity to obtain or make, at or prior to the date of this Agreement, any consent, approval, order, authorization or permit of, or registration, declaration or filing with, or notification to, any court, administrative agency, commission, governmental or regulatory authority, domestic or foreign (each, a “Governmental Entity”), or third party, except for such consents, approvals, orders, authorizations, permits, registrations, declarations, filings and notices (i) as may be required under applicable state securities laws and the securities laws of any foreign country and (ii) which, if not obtained or made, (A) would not prevent, enjoin or materially alter or delay, the consummation of the transactions contemplated by this Agreement and the other Transaction Documents or otherwise prevent Seller and the Seller Entities from performing their obligations hereunder or thereunder or (B) would not have a Material Adverse Effect (as defined in Section 12.2 hereof) on Seller, any Seller Entity, the Purchased Assets or the Business.

4.6 Legal Compliance; Permits.

(a) Neither Seller nor any Seller Entity is in conflict with, or in default or violation of, any (i) material federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity (each, a “Legal Requirement”) or (ii) any Material Obligation. No charge, complaint, claim, demand, notice, inquiry, investigation, action, suit, proceeding, hearing, review, judgment, order or decree by any Governmental Entity, which, if determined adversely to Seller or any Seller Entity, would reasonably likely have a Material Adverse Effect on Seller, any Seller Entity, the Purchased Assets or the Business, is pending or, to the knowledge of Seller or any Seller Entity, being threatened (including allegations that could form the basis for future action) against any Seller Entity or any of their properties or assets, including the Purchased Assets, nor has any Governmental Entity indicated in writing or, to the knowledge of Seller and the Seller Entities, otherwise indicated to Seller or any Seller Entity an intention to conduct the same.

(b) Seller and the Seller Entities each hold all material franchises, grants, authorizations, permits, licenses, variances, exemptions, easements, consents, certifications, orders and approvals from Governmental Entities which are necessary to the operation of the Business of the Seller Entities (collectively, the “Seller Permits”), and Seller and the Seller Entities are in material compliance with the terms of the Seller Permits.

4.7 Financial Statements. Schedule 4.7 of the Seller Disclosure Schedule contains the audited consolidated balance sheets and statements of income and cash flows of VRBO and Support Services (the “Audited Financial Statements”) as of and for the year ended December 31, 2005 (the “Most Recent Year End”), unaudited management presentation of the consolidated balance sheets and statements of income and cash flows of VRBO and Support Services (the “Unaudited Financial Statements” and collectively with the Audited Financial Statements, the

“Financial Statements”) as of and for the nine month period ended September 30, 2006 (the “Most Recent Period End”) and an unaudited management presentation of a projection of the consolidated balance sheets and statements of income and cash flows of VRBO and Support Services for the period beginning October 1, 2006 and ending December 31, 2006 (the “Projection”). The Financial Statements (including the notes thereto with respect to the Most Recent Year End) are true and correct and have been prepared on both a cash basis applied on a consistent basis throughout the periods covered thereby and an accrual basis in accordance with generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods covered thereby. The Financial Statements present fairly the financial condition and the results of operations of VRBO and Support Services as of such dates and for such periods covered thereby; provided that the Financial Statements for the Most Recent Period End shall be subject to normal year end adjustments (which shall not be material individually or in the aggregate). The Projection has been prepared on both a cash basis applied on a consistent basis throughout the periods covered thereby and an accrual basis in accordance with GAAP applied on a consistent basis throughout the period covered thereby in good faith consistent with Seller’s past practices. The books of account of VRBO and Support Services reflect as of the dates shown thereon all items of income and expenses, and all assets, liabilities and accruals of VRBO and Support Services required to be reflected therein. Except as disclosed in the Financial Statements and the Projection, neither Seller nor any Seller Entity is a guarantor or indemnitor of any indebtedness of any other person, firm or corporation.

4.8 Accounts. Schedule 4.8 of the Seller Disclosure Schedule lists all accounts receivable and prepaid accounts of the Seller Entities as of the date of this Agreement. Such accounts receivable represent bona fide claims against debtors for sales and other charges, and are not subject to discount except for normal cash and immaterial trade discounts. Such prepaid accounts represent amounts collected by Seller Entities for Listings the terms of which have not yet begun, and are not subject to refund or discount. The amount carried for doubtful accounts and allowances disclosed in the Financial Statements and the Projection were calculated in a manner consistent with the Seller Entities’ past practices and customs and is sufficient to provide for any losses that may be sustained on realization of the receivables.

4.9 No Undisclosed Liabilities. Neither Seller nor any Seller Entity has any liabilities (absolute, accrued, contingent or otherwise) except (a) liabilities disclosed in the Financial Statements (or in the related notes) and the Schedules hereto or (b) liabilities incurred in the ordinary course of business since the Most Recent Period End and on or prior to the date of this Agreement that (i) are not individually in excess of Ten Thousand Dollars ($10,000), (ii) do not result from a breach of contract, tort or violation of law, and (iii) would not reasonably be expected to have a Material Adverse Effect on Seller, any Seller Entity, the Purchased Assets or the Business.

4.10 Controls. Seller and the Seller Entities have established and maintain a system of internal accounting controls sufficient to provide reasonable assurances (a) that transactions, receipts and expenditures of the Seller Entities are being executed and made only in accordance with appropriate authorizations of management of Seller or the Seller Entities, (b) that transactions are recorded as necessary to permit preparation of financial statements in conformity with the terms hereof and to maintain accountability for assets, (c) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets any Seller Entity, and (d) that the amount recorded for assets on the books and records of the Seller Entities is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences. Neither Seller, the Seller Entities, the Auditor, nor Seller’s Accountants, nor, to Seller’s or any Seller Entity’s knowledge, any current or former employee, officer, director, Trust Actor, manager, consultant or member of Seller or any Seller Entity, has identified or been made aware of any fraud, whether or not material, that involves Seller’s or any Seller Entity’s management, the Related Parties or other current or former employees, officers, directors, Trust Actors, managers, consultants or members of Seller who have a role in the preparation of financial statements or the internal accounting controls utilized by Seller and the Seller Entities, or any claim or allegation regarding any of the foregoing.

4.11 Absence of Certain Changes or Events. Except as set forth in Schedule 4.11 of the Seller Disclosure Schedule, since January 1, 2006 with respect to Seller, the Seller Entities, the Purchased Assets and the Business:

(a) there has not been any Material Adverse Effect;

(b) there has been no change made or authorized to any of the Seller Charter Documents;

(c) there has not been any split, combination or reclassification of any membership interest or any other equity interest of any Seller Entity;

(d) except as expressly contemplated by this Agreement or the other Transaction Documents, there has not been any increase in compensation or fringe benefits or any change in employment terms or any payment of any bonus or any granting of any increase in severance or termination pay or any entry into any employment, severance, termination or indemnification agreement or any agreement, the benefits of which would be contingent or the terms of which would be altered upon the consummation of the transactions contemplated by this Agreement and the other Transaction Documents. Notwithstanding the foregoing, Seller intends and reserves the right to pay bonuses to Seller’s employees identified on Schedule 4.12 of the Seller Disclosure Schedule, which bonuses may be based, in whole or in part, on Seller’s profit in the transaction contemplated herein;

(e) there has not been any change in the accounting methods, principles or practices, except as required by concurrent changes in GAAP, nor have there been any Tax (as defined in Section 4.17 hereof) elections made or changed or a change of Tax accounting method;

(f) there has not been any revaluation of any assets or properties, including the Purchased Assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable;

(g) there has not been any sale, lease, transfer, or assignment of any assets or properties, tangible or intangible, including any Seller Intellectual Property (as defined in Section 4.19 hereof) and the Purchased Assets;

(h) neither Seller nor any Seller Entity has entered into, assumed or become bound under or obligated by any agreement, contract, lease or commitment or extended or modified the terms of any such agreement, contract, lease or commitment which (i) involves the payment of greater than Ten Thousand Dollars ($10,000) per annum or which extends such agreement, contract, lease or commitment for more than one (1) year, (ii) involves any payment or obligation to any affiliate of Seller or any Seller Entity, (iii) involves the sale of any assets outside the ordinary course of business or (iv) involves any license or other agreement with respect to any Seller Intellectual Property;

(i) no party has accelerated, terminated, made modifications to, or canceled any agreement, contract, lease, or license to which Seller or any Seller Entity is a party or by which they, or any of their assets or properties or the Purchased Assets, are bound or affected, and there has been no waiver, cancellation, modification or settlement of any debts or claims held by Seller or any Seller Entity, nor any waiver or settlement of any rights or claims of a substantial value;

(j) none of the assets or properties of Seller or any Seller Entity, tangible or intangible, including the Purchased Assets, has become subject to any Encumbrance, other than Permitted Encumbrances (as defined in Section 4.16 hereof);

(k) there has been no creation, incurrence, assumption, prepayment or guarantee of any indebtedness for borrowed money and capitalized lease obligations, or extension or modification of any existing indebtedness;

(l) there has been no damage, destruction, or loss (whether or not covered by insurance) to Seller’s or any Seller Entity’s properties or assets, including the Purchased Assets, in excess of Ten Thousand Dollars ($10,000) in the aggregate of all such damage, destruction and losses;

(m) there has been no loan made to, or any other transaction entered into with, or any bonus paid to, any affiliate, officer, member, director, Trust Actor, manager, consultant or employee of Seller or any Seller Entity, other than travel advances and other advances made in the ordinary course of business, or to any member of any such party’s immediate family;

(n) neither Seller nor any Seller Entity has entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;

(o) except as expressly contemplated by this Agreement, neither Seller nor any Seller Entity has adopted, amended, modified, or terminated any bonus, profit-sharing, incentive, severance or other plan, contract, or commitment for the benefit of any of its members, officers, directors, Trust Actors, managers or employees (or taken any such action with respect to any other employee benefit plan);

(p) neither Seller nor any Seller Entity has suffered or caused any adverse change in Seller’s or any Seller Entity’s relations with or, to Seller’s or any Seller Entity’s knowledge, any threat of any adverse change in Seller’s or any Seller Entity’s relations with, or any loss of or, to Seller’s or any Seller Entity’s knowledge, any threat of loss of any major customer of any Seller Entity;

(q) neither Seller nor any Seller Entity has received notice or has knowledge of any actual or threatened labor trouble or strike, or any other occurrence, event or condition of a similar character;

(r) there has not been any change in the assets, liabilities, financial condition or operating results of Seller or any Seller Entity from that reflected in the Financial Statements, except changes in the ordinary course of business that have not been, in the aggregate, materially adverse;

(s) there has not been any satisfaction or discharge of any Encumbrance, or payment of any obligation by Seller or any Seller Entity, except in the ordinary course of business and that is not material to Seller, any Seller Entity, the Purchased Assets or the Business, or the financial condition or assets or properties of Seller or any Seller Entity or the Purchased Assets;

(t) there has been no resignation or termination of employment of any officer, director, Trust Actor, manager or employee of Seller or any Seller Entity and, to Seller’s and any Seller Entity’s knowledge, there is no impending resignation or termination of employment of any such officer, director, Trust Actor, manager or employee;

(u) there has been no material change or amendment to any material contract or arrangement by which Seller or any Seller Entity is, or any of their properties or assets, including the Purchased Assets, are bound or affected;

(v) neither Seller nor any Seller Entity is obligated or has made any agreement or commitment to do any of the things described in this Section 4.11.

4.12 Employee Matters. A complete list of all employees, officers, directors, Trust Actors, managers, members and consultants of Seller and each Seller Entity and each such individual’s current title, job description, compensation (base compensation and bonuses) and benefits is set forth on Schedule 4.12 of the Seller Disclosure Schedule. All employees of Seller and the Seller Entities are legally permitted to be employed by Seller and the Seller Entities in the jurisdiction in which such employee is employed in their current job capacities for the maximum period allowed under applicable law. All independent contractors providing services to Seller or any Seller Entity have been properly classified as independent contractors for purposes of federal and applicable state tax laws, laws applicable to employee benefits and other applicable law. Except as set forth in Schedule 4.12 of the Seller Disclosure Schedule, neither Seller nor any Seller Entity has any employment or consulting arrangements or agreements currently in effect that is not terminable at will. As of the date of this Agreement, neither Seller nor any Seller Entity has and, to Seller’s and any Seller Entity’s knowledge, no other person has, (a) entered into any arrangements or agreements that obligates or purports to obligate Seller or any Seller Entity to make an offer of employment to any present or former employee or consultant of Seller or any Seller Entity or (b) promised or otherwise provided any assurances (contingent or otherwise) to any present or former employee or consultant of Seller or any Seller Entity of any terms or conditions of employment with Seller or any Seller Entity following the consummation of the transactions contemplated by this Agreement and the other Transaction Documents.

Neither Seller nor any Seller Entity has knowledge of any reasonable basis for any employment-related action, suit, proceeding, claim, hearing, arbitration or investigation of, in or before any agency, court, tribunal or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator (collectively, “Employment Claims”). Employment Claims include, but are not limited to, claims brought under any of the following: Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Fair Labor Standards Act, the Family and Medical Leave Act, the Americans with Disabilities Act, the Uniformed Services Employment and Reemployment Rights Act, the Equal Pay Act, the National Labor Relations Act, and any state equivalents of the above-referenced statutes; any other state or federal statute, regulation; the federal, or any state, constitution; wrongful discharge of employment; constructive discharge from employment; termination in violation of public policy; discrimination; harassment; retaliation; breach of contract, both express and implied; breach of a covenant of good faith and fair dealing, both express and implied; promissory estoppel; negligent or intentional infliction of emotional distress; negligent or intentional misrepresentation; negligent or intentional interference with contract or prospective economic advantage; unfair business practices; defamation; libel; slander; negligence; personal injury; assault; battery; invasion of privacy; false imprisonment; and conversion; workers’ compensation (including retaliation claims); and disability benefits.

4.13 Employee Benefit Plans.

(a) All employee compensation, incentive, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe or benefit plans, programs, policies, commitments, practices, agreements or other similar arrangements (whether or not set forth in a written document and including, without limitation, all “employee benefit plans” within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) covering any active or former employee, officer, director, consultant, Trust Actor, manager or member of Seller and any Seller Entity or any trade or business (whether or not incorporated) which is a member of a controlled group or which is under common control with Seller or any Seller Entity within the meaning of Section 414 of the Code (an “ERISA Affiliate”) or with respect to which Seller or any Seller Entity has liability as of the date of this Agreement and covering any active or former employee, officer, director, consultant, Trust Actor, manager or member of Seller and any Seller Entity or any ERISA Affiliate, are listed on Schedule 4.13(a) of the Seller Disclosure Schedule (the “Benefit Plans”). Seller and each Seller Entity has provided Buyer: (i) correct and complete copies of all documents embodying each Benefit Plan including (without limitation) all amendments thereto, and all related trust documents; (ii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Benefit Plan; (iii) the most recent summary plan description, as applicable, together with all summaries of modifications thereto, if any, required under ERISA with respect to each Benefit Plan; (iv) the most recent determination, opinion, notification and advisory letters of the Internal Revenue Service (“IRS”); (v) all correspondence to or from any governmental agency relating to an actual or potential liability under any Benefit Plan received in the most recent three plan years; (vi) all forms of notice and election documents related to the Consolidated Omnibus Budget Reconciliation ERISA Plan of 1985, as amended (“COBRA”); (vii) all discrimination tests performed with respect to each Benefit Plan for the most recent three (3) plan years; (viii) the most recent annual actuarial valuations, if any, prepared for each Benefit Plan; (ix) if the Benefit Plan is funded, the most recent annual and periodic accounting of Benefit Plan assets; (x) all administrative service agreements, group annuity contracts, group insurance contracts and similar written agreements and contracts relating to each Benefit Plan; and (xi) all communications to any active or former employee, officer, member or manager relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules which would result in a liability under any Benefit Plan or proposed Benefit Plan.

(b) Each Benefit Plan has been maintained and administered in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including but not limited to ERISA and the Code, which are applicable to such Benefit Plans. No suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Benefit Plan activities) has been brought or, to the knowledge of Seller or any Seller Entity, is threatened against or with respect to any such Benefit Plan. There are no audits, inquiries or proceedings pending or, to the knowledge of Seller or any Seller Entity, threatened by the IRS, Department of Labor (the “DOL”) or any other governmental agency with respect to any Benefit Plans. To the knowledge of Seller or any Seller Entity, all contributions, reserves or premium payments required to be made or accrued as of the date of this Agreement to the Benefit Plans have been timely made or accrued. Any Benefit Plan intended to be qualified under Section 401(a) of the Code and each related trust intended to qualify under Section 501(a) of the Code (i) has either obtained a favorable determination, notification, opinion and/or advisory letter, as applicable, as to its qualified status from the IRS or still has a remaining period of time under applicable Treasury Regulations or IRS pronouncements in which to apply for such letter and to make any amendments necessary to obtain a favorable determination, and (ii) incorporates or has been amended to incorporate all provisions required to comply with the Tax Reform Act of 1986 and subsequent legislation to the extent such amendment or incorporation is required. Neither Seller nor any Seller Entity has any plan or commitment to establish any new Benefit Plan or to modify any Benefit Plan (except to the extent required by law or to conform any such Benefit Plan to the requirements of any applicable law, in each case as previously disclosed to Buyer in writing). Each Benefit Plan can be amended, terminated or otherwise discontinued after consummation of the transactions contemplated by this Agreement and the other Transaction Documents in accordance with the terms herein and therein, without liability to Buyer or Parent, Seller, any Seller Entity or any ERISA Affiliate, except as otherwise provided in the Benefit Plan.

(c) Neither Seller, any Seller Entity nor any ERISA Affiliate has at any time ever maintained, established, sponsored, participated in, or contributed to any plan subject to Title IV of ERISA or Section 412 of the Code, and at no time has Seller or any ERISA Affiliate contributed to or been requested to contribute to any “multiemployer plan,” as such term is defined in ERISA or to any plan described in Section 413(c) of the Code. None of Seller, any Seller Entity, any ERISA Affiliate or, to the knowledge of Seller or any Seller Entity, any officer, director, Trust Actor, manager or member of Seller, any Seller Entity or any ERISA Affiliate is subject to any liability or penalty under Section 4975 through 4980B of the Code or Title I of ERISA. To the knowledge of Seller or any Seller Entity, no “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Benefit Plan, which could reasonably likely subject Seller or any Seller Entity to any liability.

(d) Each Benefit Plan that is an employee welfare benefit plan under Section 3(1) of ERISA is funded through an insurance company contract and is not a “welfare benefit fund” within the meaning of Section 419 of the Code. No Benefit Plan provides health benefits that are not fully insured through an insurance contract. Neither Seller, any Seller Entity nor any ERISA Affiliate has any current or future liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA (or similar state law) and at no expense to Seller or any Seller Entity (other than administrative expenses) except for reimbursements of COBRA premiums to former employees. No Benefit Plan is intended to meet the requirements of Code Section 501(c)(9).

(e) Neither Seller nor any Seller Entity is bound by or subject to (and none of their respective assets or properties, including the Purchased Assets, is bound by or subject to) any arrangement with any labor union. No employee of Seller or any Seller Entity is represented by any labor union or covered by any collective bargaining agreement relating to Seller or any Seller Entity and, to the knowledge of Seller or any Seller Entity, no campaign to establish such representation is in progress. Neither Seller nor any Seller Entity has experienced any labor interruptions over the past three (3) years. There are no actions, suits, claims, labor disputes or grievances pending or, to the knowledge of Seller or any Seller Entity, threatened relating to any labor, safety or discrimination matters involving Seller or any Seller Entity employee, including, without limitation, charges of unfair labor practices or discrimination complaints. Neither Seller nor any Seller Entity has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. Seller and each Seller Entity is in compliance with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment, employee safety and wages and hours, and in each case, with respect to its current and former employees and consultants: (i) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to current and former employees and consultants, (ii) is not liable for any arrears of wages, severance pay or any taxes or any penalty for failure to comply with any of the foregoing, and (iii) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for current or former employees or consultants (other than routine payments to be made in the normal course of business and consistent with past practices and customs). Except with respect to any employee of Seller or any Seller Entity identified on Schedule 4.12 of the Seller Disclosure Schedule that is located or employed in the United States Virgin Islands, the services provided by employees of Seller and the Seller Entities are terminable at the will of Seller, the Seller Entities and any ERISA Affiliate.

(f) To the knowledge of Seller or any Seller Entity, neither Seller, any Seller Entity nor any ERISA Affiliate has, prior to the date hereof, violated any of the health continuation requirements of COBRA, the requirements of the Family Medical Leave Act of 1993, as amended, the requirements of the Women’s Health and Cancer Rights Act, as amended, the requirements of the Newborns’ and Mothers’ Health Protection Act of 1996, as amended, the requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, or any similar provisions of state law applicable to employees of Seller and any Seller Entity.

(g) Neither the execution and delivery of this Agreement and the other Transaction Documents by Seller and the Seller Entities, nor the consummation by Seller and the Seller Entities of the transactions contemplated hereby and thereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any officer, director, Trust Actor, manager, member or employee of Seller or any Seller Entity under any Benefit Plan or otherwise, except as provided in Article III hereof, (ii) increase any benefits otherwise payable under any Benefit Plan, or (iii) except as required by the Code, result in the acceleration of the time of payment or vesting of any such benefits.

(h) Any Benefit Plan that covers employees who perform services outside the United States is specifically identified in Schedule 4.13(h) of the Seller Disclosure Schedule (the “International Plans”). Each International Plan has been established, maintained and administered in compliance with its terms and conditions and with the requirements prescribed by any and all statutory or regulatory laws that are applicable to such International Plan. Furthermore, no International Plan has unfunded liabilities that as of the date of this Agreement will not be offset by insurance or fully accrued. Except as required by law, no condition exists that would prevent Seller, any Seller Entity, Parent or Buyer from terminating or amending any International Plan at any time for any reason without liability to Parent, Buyer, Seller, any Seller Entity or any ERISA Affiliate (other than ordinary administration expenses or routine claims for benefits).

(i) No employee, director, consultant, or advisor of Seller or any Seller Entity (a “Seller Service Provider”) is in violation of any material term of any employment contract, intellectual property disclosure agreement, noncompetition agreement, or any restrictive covenant to a former employer that in any way adversely affects (a) the right of any Seller Service Provider to provide services to Seller or any Seller Entity or the scope or type of work in which the Seller Service Provider may be engaged in connection with services to be provided to Seller or any Seller Entity, or (b) the ability of Seller and any Seller Entity to conduct their business as currently conducted or currently proposed to be conducted. To the knowledge of Seller or any Seller Entity, the execution and delivery of this Agreement and the other Transaction Documents will not conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any such contract, covenant or instrument with a former employer under which any Seller Service Provider is now obligated.

(j) Schedule 4.13(j) of the Seller Disclosure Schedule lists each “nonqualified deferred compensation plan” (as such term is defined in Section 409A(d)(1) of the Code) sponsored or maintained by Seller, any Seller Entity and each ERISA Affiliate. Each such nonqualified deferred compensation plan has been operated since January 1, 2005 in good faith compliance with Section 409A of the Code and any IRS guidance issued with respect thereto. No such nonqualified deferred compensation plan has been “materially modified” (within the meaning of IRS Notice 2005-1) at any time after October 3, 2004.

4.14 Certain Business Relationships. Except as set forth in Schedule 4.14 of the Seller Disclosure Schedule, there are no contracts, agreements, loans, leases or other transactions between Seller or any Seller Entity and any present or former officer, director, Trust Actor, manager, member or employee of Seller or any Seller Entity, or any member of such officer’s, director’s, Trust Actor’s, manager’s, member’s or employee’s family, or any person controlled by such officer, director, Trust Actor, manager, member or employee or his or her family. Except as set forth in Schedule 4.14 of the Seller Disclosure Schedule, and to the knowledge of Seller or any Seller Entity, no officer, director, Trust Actor, manager, member or employee of Seller or any Seller Entity, nor any member of any of their immediate families, nor the Related Parties, nor any affiliate of any of the foregoing, owns, directly or indirectly, or has an ownership interest (other than ownership interests in public companies that are less than one percent (1%) of such public company’s outstanding capital stock) in (a) any business (corporate or otherwise) which is a party to, or in any property which is the subject of, any business arrangement or relationship of any kind with Seller or any Seller Entity, (b) any business (corporate or otherwise) which conducts the same business as, or a business similar to, that conducted or currently proposed to be conducted by any Seller Entity or (c) any property, real or personal, tangible or intangible (including but not limited to any Seller Intellectual Property) that is used in, or that pertains to, the Business.

4.15 Restrictions on Business Activities. Neither Seller nor any Seller Entity is a party to, and no assets or properties, including the Purchased Assets, of Seller or any Seller Entity are bound or affected by, any judgment, injunction, order decree, contract, covenant or agreement (noncompete or otherwise) (each a “Restriction”) that (a) restricts or prohibits, or purports to restrict or prohibit, Seller or any Seller Entity from (i) freely engaging in any business now conducted or currently proposed to be conducted by Seller or any Seller Entity, (ii) acquiring or disposing of property, or (iii) competing anywhere in the world (including any contracts, covenants or agreements restricting (A) the geographic area in which Seller or any Seller Entity may sell, license, market, distribute or support any products or technology or provide services, (B) the markets, customers or industries that Seller or any Seller Entity may address in operating their business or (C) the prices which Seller or any Seller Entity may charge for their products or technology or services), or (b) includes any grants by Seller or any Seller Entity of exclusive rights or licenses other than Restrictions which do not and will not affect the Purchased Assets or the Assumed Liabilities.

4.16 Title to Property. Except for Permitted Encumbrances, Seller and each Seller Entity has good and valid title to, or valid leasehold interests in, all of the respective Purchased Assets that each Seller or Seller Entity will convey, sell, transfer, assign and deliver to Buyer, in each case free and clear of all Encumbrances. The term “Permitted Encumbrances” shall mean (i) Encumbrances for current taxes not yet due and payable, (ii) Encumbrances securing debt that are reflected on a Party’s balance sheet for the most recent period delivered to the other Party, (iii) with respect to standard, generally commercially available, “off-the-shelf” third party software products, any ownership or license rights of others therein and (iv) such other matters or items set forth in Schedule 4.16 of the Seller Disclosure Schedule. Seller and the Seller Entities shall transfer the Purchased Assets to Buyer free and clear of all Encumbrances other than Permitted Encumbrances. All leases or subleases pursuant to which Seller or any Seller Entity leases from others real or personal property are set forth in Schedule 4.16 of the Seller Disclosure Schedule, except for leases of personal property involving aggregate annual payments not in excess of Ten Thousand Dollars ($10,000) (the “Seller Leases”). Seller and the Seller Entities have delivered to Buyer full and complete copies of all Seller Leases as amended to date. Each of the Seller Leases is in full force and effect in accordance with its terms and there is not, under any of such leases, any existing default of Seller or any Seller Entity of any provision thereof. No party other than Seller and the Seller Entities has the right to occupy the premises subject to the Seller Leases.

4.17 Taxes.

(a) Definition of Taxes. For the purposes of this Agreement, “Tax” or “Taxes” refers to (i) any and all U.S. federal, state, local, territorial and non-U.S. taxes, assessments and other governmental charges, duties, impositions and liabilities relating to taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts, (ii) any liability for the payment of any amounts of the type described in clause (i) of this Section 4.17(a) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period (including an arrangement for group or consortium relief or similar arrangement) and (iii) any liability for the payment of any amounts of the type described in clauses (i) and (ii) of this Section 4.17(a) as a result of any express or implied obligation to indemnify any other person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for Taxes of a predecessor or transferor.

(b) Tax Returns and Audits.

(i) Seller and each Seller Entity have timely filed all required federal, state, local, territorial and non-U.S. returns, estimates, forms, information statements and reports (“Returns”) relating to any and all Taxes concerning or attributable to Seller, the Seller Entities and each of their operations with any Tax authority. Such Returns are true and accurate and have been completed in accordance with applicable law. Seller and each Seller Entity have timely paid all Taxes required to be paid whether or not shown to be due on such Returns.

(ii) Seller and each Seller Entity have timely withheld with respect to their employees, owners and other third parties (and timely paid over to the appropriate Tax authorities) all federal, state, local, territorial income and payroll Taxes, Taxes pursuant to the Federal Insurance Contribution Act, Federal Unemployment Tax Act (and other similar provisions under applicable law) and other Taxes required to be withheld.

(iii) Neither Seller nor any Seller Entity is delinquent in the payment of any Tax. There is no Tax deficiency outstanding, proposed or assessed against Seller or any Seller Entity. Neither Seller nor any Seller Entity has executed any unexpired waiver of any statute of limitations on or extension of any period for the assessment or collection of any Tax.

(iv) No audit or other examination of any Return of Seller or any Seller Entity by any Tax authority is presently in progress, nor has Seller or any Seller Entity been notified of any request for such an audit or other examination. No claim has ever been made by an authority in a jurisdiction where Seller or any Seller Entity does not file Returns that Seller or any Seller Entity is or may be subject to taxation by that jurisdiction.

(v) No adjustment relating to any Returns filed or required to be filed by Seller or any Seller Entity has been proposed by any Tax authority to Seller or any Seller Entity.

(vi) Neither Seller nor any Seller Entity has any liability for any unpaid Taxes (whether or not shown to be due on any Return) which has not been accrued for or reserved on the balance sheet included in the Financial Statements for the Most Recent Period End, whether asserted or unasserted, contingent or otherwise and will not have any liability for unpaid Taxes that may have accrued since the Most Recent Period End other than in connection with the operation of the Business in the ordinary course of business.

(vii) There are, and immediately following the consummation of the transactions contemplated by this Agreement and the other Transaction Documents there will be, no Encumbrances relating or attributable to Taxes (“Tax Lien”) on any of the assets or properties or the Purchased Assets of Seller or any Seller Entity, other than Permitted Encumbrances. To

Seller’s or any Seller Entity’s knowledge, there is no reasonable basis for the assertion of any claim relating to or attributable to Taxes that, if adversely determined, would result in any Tax Lien on the assets or properties or the Purchased Assets of Seller or any Seller Entity.

(viii) There is no contract, agreement, plan or arrangement to which Seller or any Seller Entity is a party as of the date of this Agreement, including but not limited to the provisions of this Agreement, that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code. There is no contract, agreement, plan or arrangement to which Seller or any Seller Entity is a party or by which any of them is bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code.

(ix) Neither Seller nor any Seller Entity has (A) ever been a member of an affiliated group (within the meaning of Code §1504(a)) filing a consolidated federal income Tax Return, (B) ever been a party to any Tax sharing, indemnification or allocation agreement, nor does Seller or any Seller Entity owe any amount under any such agreement, (C) any liability for the Taxes of any person under Treas. Reg. § 1.1502-6 (or any similar provision of state, local or foreign law, including any arrangement for group or consortium relief or similar arrangement), as a transferee or successor, by contract, or otherwise, and (D) ever been a party to any joint venture partnership or other agreement that could be treated as a partnership for tax purposes.

(x) Neither Seller nor any Seller Entity has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(xi) Seller and each Seller Entity are in compliance with all terms and conditions of any Tax exemptions, Tax holiday or other Tax reduction agreement or order (each, a “Tax Incentive”) and the consummation of the transactions contemplated by this Agreement and the other Transaction Documents will not have any adverse effect on the continued validity and effectiveness of any such Tax Incentive.

(xii) Neither Seller nor any Seller Entity is, nor at any time has been, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.

(xiii) Neither Seller nor any Seller Entity is subject to Tax in any jurisdiction other than its country of incorporation or formation by virtue of having a permanent establishment or other place of business or by virtue of having a source of income in that jurisdiction except with respect to the United States Virgin Islands in which VRBO has a permanent establishment and is subject to Taxes.

(xiv) The prices for any property or services (or for the use of any property) provided by or to Seller or any Seller Entity are arm’s length prices for purposes of the relevant transfer pricing laws, including Treasury Regulations promulgated under Section 482 of the Code.

(xv) VRBO uses the accrual method of accounting for income Tax purposes. Purple Mountain and Support Services each use the cash method of accounting for income Tax purposes.

(xvi) Neither Seller nor any Seller Entity has engaged in a reportable transaction within the meaning of Treas. Reg. § 1.6011-4, including a transaction that is the same as or substantially similar to one of the types of transactions that the IRS has determined to be a tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treas. Reg. § 1.6011-4(b)(2).

4.18 Brokers or Finders. Except as set forth in Schedule 4.18 of the Seller Disclosure Schedule, neither Seller nor any Seller Entity has incurred, or will incur, directly or indirectly, as a result of any action taken by Seller or any Seller Entity, any liability for brokerage or finders’ fees or agents’ commissions or any similar charges in connection with this Agreement or the other Transaction Documents or any transaction contemplated hereby or thereby.

4.19 Intellectual Property. For the purposes of this Agreement, the following terms have the following definitions:

“Intellectual Property” means any and all of the following and all rights in, arising out of, or associated therewith: (i) all United States and foreign patents and utility models, including utility patents, design patents, plant patents and plant variety protection certificates, and all registrations and applications therefore and all reissues, divisionals, re-examinations, corrections, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and other derivatives and certificates associated therewith, and equivalent or similar rights anywhere in the world in inventions and discoveries, including, without limitation, invention disclosures (“Patents”); (ii) all trade secrets and other rights in know-how and confidential or proprietary information throughout the world (“Trade Secrets”); (iii) all copyrights, copyright registrations and applications therefore and all other rights corresponding thereto throughout the world (“Copyrights”); (iv) all mask works, mask work registrations and applications therefore, and any equivalent or similar rights (“Mask Works”); (v) all industrial designs and any registrations and applications therefore throughout the world; (vi) all rights in domain names and applications and registrations therefore (“Domain Names”); (vii) all trade names, trade dress, logos or other corporate designations, common law trademarks and service marks, trademark and service mark registrations and applications therefore and all goodwill associated therewith throughout the world (“Trademarks”); and (viii) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world, including, without limitation, moral rights and publicity rights.

“Seller Intellectual Property” shall mean any and all Intellectual Property (i) that is owned by, or exclusively licensed to, Seller or any Seller Entity or (ii) which is necessary to the operation of Seller or any Seller Entity, including the design, manufacture and use of the products or performance of the services of Seller and the Seller Entities as they are currently operated.

“Registered Intellectual Property” shall mean any and all Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any private, state, government or other legal entity, including, without limitation, Patents, registered Trademarks, registered Copyrights and Domain Names.

“Seller Registered Intellectual Property” shall mean any and all Registered Intellectual Property that is owned by, exclusively licensed to, or filed in the name of, Seller or any Seller Entity.

“Seller Product” shall mean any product or service distributed, offered or marketed by Seller or any Seller Entity.

“Public Software” shall mean any and all software that contains, includes, incorporates or has instantiated therein, or is derived in any manner (in whole or in part) from, any software that is distributed pursuant to a license that (i) requires the licensee to distribute or provide access to the source code of such software or any portion thereof when the object code is distributed, (ii) requires the licensee to distribute the software or any portion thereof for free or at some reduced price or (iii) requires that other software or any portion thereof combined with, linked to, or based upon such software (“Combined Software”) be licensed pursuant to the same license or requires the distribution of all or any portion of such Combined Software for free or at some reduced price or otherwise adversely affects Seller’s or any Seller Entity’s exclusive ownership of such Combined Software. The term “Public Software” includes, without limitation, software licensed or distributed under any of the following licenses or distribution models, or licenses or distribution models similar to any of the following: (i) GNU’s General Public License (GPL) or Lesser/Library GPL (LGPL); (ii) the Artistic License (e.g., PERL); (iii) the Mozilla Public License; (iv) the Netscape Public License; (iv) the Sun Community Source License (SCSL); (vi) the Sun Industry Standards License (SISL); (vii) the BSD License; and (viii) the Apache License.

(a) Schedule 4.19(a) hereto contains a complete and accurate list of (i) all Seller Registered Intellectual Property; (ii) all unregistered Trademarks; and (iii) all Seller Products. For each item of Intellectual Property listed in Schedule 4.19(a) hereto such schedule lists, where applicable, (v) the applicable jurisdiction in which such item was applied for or registered; (w) the date of such application and registration; (x) the application number and registration number; (y) the current status of such item; and (z) a summary of all proceedings, mediation, arbitration, claims, notices, or actions before any court or tribunal (including the United States Patent and Trademark Office (the “PTO”) or equivalent authority anywhere in the world) or claims of infringement, invalidity or the like related to such item of which Seller or any Seller Entity has knowledge.

(b) There is not any Seller Intellectual Property or any Seller Product that is currently subject to any proceeding or outstanding claim, mediation, arbitration, notice, decree,

order, judgment, contract, license, agreement, stipulation (other than those imposed by applicable law) or, to Seller’s or any Seller Entity’s knowledge, the threat thereof restricting in any manner the use, transfer or licensing thereof by Seller or any Seller Entity, or which Seller or any Seller Entity reasonably believes will affect the validity, use or enforceability of such Seller Intellectual Property or such Seller Product.

(c) Each item of Seller Registered Intellectual Property is valid and subsisting. All necessary registration, maintenance and renewal fees currently due in connection with such Seller Registered Intellectual Property have been made. All necessary documents, recordations and certificates in connection with such Seller Registered Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining such Seller Registered Intellectual Property registered in such jurisdiction. There are no actions that must be taken by Seller or any Seller Entity within ninety (90) days of the Closing Date that, if not taken, will result in the loss of any Seller Registered Intellectual Property, including the payment of any registration, maintenance or renewal fees or the filing of any responses to PTO (or equivalent authority) actions, documents, applications or certificates for the purposes of obtaining, maintaining, perfecting or preserving or renewing any Seller Registered Intellectual Property.

(d) Neither Seller nor any Seller Entity has any knowledge of any facts or circumstances that would render any Seller Intellectual Property invalid or unenforceable. Neither Seller nor any Seller Entity knows of any information, materials, facts or circumstances, including any information or fact that would constitute prior art, that would render any Seller Registered Intellectual Property invalid or unenforceable, or would adversely effect any pending application for any Seller Registered Intellectual Property, and neither Seller nor any Seller Entity has misrepresented or failed to disclose, or has knowledge of any misrepresentation or failure to disclose, any fact or circumstances in any application for any Seller Registered Intellectual Property that would constitute fraud or a misrepresentation with respect to such application or that would otherwise affect the validity or enforceability of any Seller Registered Intellectual Property.

(e) Seller and the Seller Entities own and have good title to or have all necessary licenses to use and exploit each item of Seller Intellectual Property free of any Encumbrance as necessary for the conduct of the Business as currently conducted or currently proposed to be conducted. Seller and the Seller Entities own or have the right to all Intellectual Property necessary to the conduct of the Business as currently conducted or currently proposed to be conducted, including, without limitation, the design, development, manufacture and sale of all products currently manufactured or sold by Seller or any Seller Entity or under development by Seller or any Seller Entity and the performance of all services provided or contemplated to be provided by Seller or any Seller Entity.

(f) To the extent that any Intellectual Property that has been developed or created by a third party is incorporated into any Seller Product or otherwise used by or intended to be used by Seller or any Seller Entity, Seller or any Seller Entity has a written binding agreement with such third party with respect thereto and Seller or any Seller Entity thereby has obtained ownership of, and is the exclusive owners of such Intellectual Property. Schedule 4.19(f) of the Seller Disclosure Schedule contains a list of all such third party Intellectual Property that is licensed to Seller or any Seller Entity.

(g) Except as set forth in Schedule 4.19(g) of the Seller Disclosure Schedule, neither Seller nor any Seller Entity has transferred ownership of, or granted any exclusive license with respect to, any Intellectual Property that was at one time Seller Intellectual Property to any third party.

(h) Schedule 4.19(h) of the Seller Disclosure Schedule lists all contracts, licenses and agreements to which Seller or any Seller Entity is a party: (i) with respect to Seller Intellectual Property licensed or transferred to any third party; (ii) pursuant to which a third party has licensed or transferred any Intellectual Property to Seller or any Seller Entity; or (iii) by which Seller or any Seller Entity has agreed to, or assumed, any obligation or duty to warrant, indemnify, reimburse, hold harmless, guarantee or otherwise assume or incur any obligation or liability to provide a right of rescission with respect to the infringement or misappropriation by Seller or any Seller Entity or such other person of any Intellectual Property rights.

(i) All contracts, licenses and agreements listed in Schedule 4.19(h) of the Seller Disclosure Schedule are in full force and effect or expired with certain provisions surviving. The consummation of the transactions contemplated by this Agreement and the other Transaction Documents will neither violate, nor result in the breach, modification, cancellation, termination or suspension (“Termination”) of such contracts, licenses and agreements by their terms. Seller and each Seller Entity are in compliance with, and have not breached any term of, any such contracts, licenses and agreements. To the knowledge of Seller or any Seller Entity, all other parties to such contracts, licenses and agreements are in compliance with, and have not breached any term of, such contracts, licenses and agreements. Following the Closing Date, Buyer and Parent will be permitted to exercise all of Seller’s and the Seller Entities’ rights under such contracts, licenses and agreements by their terms to the same extent Seller and the Seller Entities had been or purported to have been exercising prior to the consummation of the transactions contemplated by this Agreement and the other Transaction Documents and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which Seller or any Seller Entity would otherwise be required to pay. Except as set forth in Schedule 4.19(i) of the Seller Disclosure Schedule, there is no provision in any of such contracts, licenses or agreements that the consummation of the transactions contemplated by this Agreement or the other Transaction Documents that requires Buyer or Parent to (i) grant to any third party any right with respect to any Intellectual Property owned by, or licensed to, either of them prior to the Closing, (ii) be bound by, or subject to, any noncompete or other restriction on the operation or scope of their respective businesses or (iii) be obligated to pay any royalties or other amounts to any third party in excess of those payable by Seller or any Seller Entity prior to the Closing.

(j) Neither the operation of the Business as now conducted, nor the design, development, manufacture, distribution, reproduction, marketing or sale of any Seller Product has, does or, to Seller’s knowledge or any Seller Entity’s knowledge, will infringe or result in the misappropriation of the Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction.

(k) Neither Seller nor any Seller Entity has received in writing or, to Seller’s or any Seller Entity’s knowledge, otherwise received notice from any third party that the operation of the Business as now conducted or as presently proposed to be conducted or any Seller Product infringes or misappropriates the Intellectual Property of any third party or constitutes unfair competition or trade practices under the laws of any jurisdiction.

(l) Except as set forth on Schedule 4.19(l) of the Seller Disclosure Schedule, to Seller’s or any Seller Entity’s knowledge, no person has infringed or misappropriated or is infringing or misappropriating any Seller Intellectual Property. Except as set forth on Schedule 4.19(l) of the Seller Disclosure Schedule, neither Seller nor any Seller Entity has brought any action, suit or proceeding for infringement of Seller Intellectual Property or breach of any license or agreement involving Seller Intellectual Property and does not currently have any plans to do so.

(m) Seller and the Seller Entities have each taken reasonable steps to protect Seller’s and any Seller Entity’s rights in each of their confidential information and trade secrets or any trade secrets or confidential information of third parties provided to Seller or any Seller Entity. Except as set forth in Schedule 4.19(m) of the Seller Disclosure Schedule, all use, disclosure, or appropriation of any Seller Product by or to third parties has been pursuant to the terms of a binding written agreement. Except as set forth in Schedule 4.19(m) of the Seller Disclosure Schedule, each current and former employee, officer, director, Trust Actor, manager, member and contractor of Seller and each Seller Entity has executed a proprietary information and/or confidentiality agreement substantially in the form provided to Buyer and no such individual has excluded any inventions or other Intellectual Property from the scope of such agreement. To Seller’s or any Seller Entity’s knowledge, no current or former employee, officer, director, Trust Actor, manager, member or consultant of Seller or any Seller Entity is in breach of such agreements.

(n) Seller and the Seller Entities own and have good title to the source code relating to all Seller Products (the “Source Code”). The Source Code (i) has at all times been maintained in confidence, (ii) except as set forth on Schedule 4.19(n) of the Seller Disclosure Schedule, has been disclosed by Seller or any Seller Entity only to employees that are bound by nondisclosure obligations, (iii) has not been sold, transferred, or exclusively licensed to any customer or third party, (iv) except as set forth on Schedule 4.19(n) of the Seller Disclosure Schedule, is not the subject of any escrow or similar agreement or arrangement giving any third party rights in such Source Code upon the occurrence of certain events and (v) to the extent such Source Code is the subject of any escrow or similar agreement as set forth on Schedule 4.19(n) of the Seller Disclosure Schedule, no events have occurred that would give rise to the release of such Source Code to such third party and neither Seller nor any Seller Entity has reason to believe that such an event is likely to occur.

(o) Except as listed on Schedule 4.19(o) of the Seller Disclosure Schedule, neither Seller nor any Seller Entity uses or has used any Public Software in connection with the development of its products or services or incorporated any Public Software into its products or services. The foregoing list shall contain (i) the name of the Public Software, (ii) the license name and version pursuant to which Seller or any Seller Entity has received a license to such Public Software and (iii) a short statement regarding how the Public Software is being used by Seller or any Seller Entity. Notwithstanding the foregoing, (a) Seller and each Seller Entity is in full compliance with all Public Software license agreements to which Seller or any Seller Entity is a party and (b) Seller’s or any Seller Entity’s use or incorporation of Public Software has not and does not (i) grant to any third party any rights in Seller’s or any Seller Entity’s services, any Seller Product or any Seller Intellectual Property, (ii) require the licensing, disclosure, or distribution of any Source Code developed by or for Seller or any Seller Entity, (iii) require Seller or any Seller Entity to license the use of its products or services to third parties without charge or (iv) create restrictions on or immunities to Seller’s or any Seller Entity’s enforcement of its Intellectual Property rights.

(p) Seller and each Seller Entity employ commercially reasonable measures to ensure that the Seller Products do not contain any viruses or Easter eggs. For the purposes of this Agreement, “virus” means any computer code intentionally designed (i) to disrupt, disable, or harm in any manner the operation of any software or hardware, (ii) to allow a third party to have access to the user’s computer or network without such user’s authority or (iii) to cause the software to have any “Easter eggs” or other hidden features or novelties that are not useful for the normal operation of the software.

(q) All data which has been collected, stored, maintained or otherwise used by Seller or any Seller Entity has been collected, stored, maintained and used in accordance with all applicable U.S. and foreign laws, rules, regulations, guidelines, contracts and industry standards. Neither Seller nor any Seller Entity has received a notice of noncompliance with applicable data protection laws, rules, regulations, guidelines or industry standards. Seller and each Seller Entity have made all registrations that Seller and each Seller Entity are required to have made in relation to the processing of data, and are in good standing with respect to such registrations, with all fees due within ninety (90) days of the date hereof duly made. Seller’s and each Seller Entity’s practices are, and have always been, in compliance with (i) their then-current privacy policy, including the privacy policy posted on Seller’s and each Seller Entity’s websites, and (ii) their customers’ privacy policies, when required to do so by contract. Seller and each Seller Entity has implemented and maintained appropriate and reasonable measures to protect and maintain the confidential nature of any personal information. Seller and each Seller Entity have adequate technological and procedural measures in place to protect personal information collected by either Seller or any Seller Entity against loss, theft and unauthorized access or disclosure. Seller and each Seller Entity have the full power and authority to transfer any and all rights in any individual’s personal information in Seller’s and any Seller Entities’ possession or control to Buyer. Neither Seller nor any Seller Entity is subject to any obligation that would prevent Buyer from using the personal information in a manner consistent with any law or industry standard regarding the collection, retention, use, or disclosure of such information.

(r) All persons or entities who are current customers of Seller and whose listing information or other data has been included on or registered with the business operated on iTravex.com have “opted in” by an affirmative election to participate on iTravex.com.

4.20 Agreements, Contracts and Commitments. Except as set forth in Schedule 4.20 of the Seller Disclosure Schedule, as of the date of this Agreement, neither Seller nor any Seller Entity is a party to or is bound by:

(a) any Material Obligation that may involve payments (whether or not satisfied and whether fixed, contingent or otherwise) by or to Seller or any Seller Entity in an aggregate amount in excess of Ten Thousand Dollars ($10,000) per annum;

(b) any agreement of indemnification by Seller or any Seller Entity, or any power of attorney or guaranty (granted to a third party);

(c) any agreement, contract or commitment containing any covenant limiting the right of Seller or any Seller Entity to engage in any line of business or to compete with any person or granting any exclusive distribution rights or to freely set prices for its products, services or technologies (including, without limitation, most favored customer pricing provisions);

(d) any agreement, contract or commitment relating to the disposition or acquisition by Seller or any Seller Entity, not in the ordinary course of business or pursuant to which Seller or any Seller Entity has any ownership interest, of any corporation, partnership, joint venture or other business enterprise;

(e) any dealer, distributor, joint marketing or development agreement under which Seller or any Seller Entity has continuing obligations to jointly market any product, technology or service and which may not be canceled without penalty upon notice of ninety (90) days or less, or any agreement pursuant to which Seller or any Seller Entity has continuing obligations to jointly develop any Intellectual Property that will not be owned, in whole or in part, by Seller or any Seller Entity and which may not be canceled without penalty upon notice of ninety (90) days or less;

(f) any agreement, contract or commitment to license any third party to manufacture or reproduce any product, service or technology or any agreement, contract or commitment to sell or distribute any products, service or technology;

(g) any agreement relating to the licensing of Source Code;

(h) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money by Seller or any Seller Entity, or extension of credit (other than customer accounts receivable owing to Seller or any Seller Entity in the ordinary course of business and payable or dischargeable in accordance with customary trade terms);

(i) any agreements or arrangements that contain any severance pay or post-employment liabilities or obligations;

(j) any employment or consulting agreement, contract or commitment with an employee or individual consultant or salesperson or consulting or sales agreement, contract or commitment with a firm or other organization;

(k) any agreement or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the other Transaction Documents or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement or the other Transaction Documents;

(l) any fidelity or surety bond or completion bond;

(m) any lease of personal property having a value individually in excess of Ten Thousand Dollars ($10,000);

(n) any agreement (or group of related agreements) for the license, purchase or sale of raw materials, commodities, supplies, products, or other personal property, or for the furnishing or receipt of services, the performance of which extends over a period of more than one (1) year or involves consideration in excess of Ten Thousand Dollars ($10,000) per annum;

(o) any agreement for the purchase of supplies, components, products or services from single source suppliers, custom manufacturers or subcontractors that involves aggregate annual payments in excess of Ten Thousand Dollars ($10,000);

(p) any agreement (or group of related agreements) under which it has created, incurred, assumed, or guaranteed any indebtedness for borrowed money or any capitalized lease obligation in or under which a security interest has been imposed on any of its assets, tangible or intangible;

(q) any agreement with any member of Seller or any Seller Entity or any of such member’s affiliates (other than Seller) or with any affiliate of Seller or any Seller Entity;

(r) any bonus, profit sharing, stock option, stock purchase, stock appreciation, deferred compensation, severance or other plan or arrangement for the benefit of its current or former directors, officers, managers, members or employees;

(s) any collective bargaining agreement;

(t) any agreement under which it has advanced or loaned any amount to any of its current or former directors, officers, managers, members or employees;

(u) any agreement under which the consequences of a default or termination could have a Material Adverse Effect on Seller, any Seller Entity, the Purchased Assets or the Business;

(v) any agreement pursuant to which Seller or any Seller Entity is obligated to provide maintenance, support or training for its products, other than in the ordinary course of business; and

(w) any other agreement (or group of related agreements) not listed above which (i) involves obligations (contingent or otherwise) in excess of Ten Thousand Dollars ($10,000) per annum or (ii) pursuant to the terms of such agreement is expected to continue for more than one (1) year from the date hereof.

Seller and the Seller Entities have delivered to Buyer a correct and complete copy of each written agreement required to be listed on Schedule 4.20 of the Seller Disclosure Schedule and a written summary setting forth the terms and conditions of each oral agreement required to be listed on Schedule 4.20 of the Seller Disclosure Schedule. With respect to each such agreement: (A) the agreement is legal, valid, binding, enforceable and in full force and effect; (B) neither Seller, any Seller Entity, nor any other party is in breach or default and, to Seller’s or any Seller Entity’s knowledge, no event has occurred, which with notice or lapse of time would constitute a breach or default, or permit termination, modification, or acceleration, under the agreement; (C) to Seller’s or any Seller Entity’s knowledge, no party has repudiated any provision of the agreement; (D) there are no disputes, oral agreements or forbearance programs in effect; and (E) neither Seller nor any Seller Entity has any reason to believe that the service or products called for thereunder cannot be supplied in accordance with its terms.

4.21 No Breach of Material Obligations. Each of Seller and any Seller Entity has performed all of the obligations required to be performed by it and is entitled to all benefits under, and is not alleged to be in default in respect of, any Material Obligation. Each of the Material Obligations is in full force and effect, unamended, and there exists no default or event of default or event, occurrence, condition or act, with respect to Seller or any Seller Entity or, to the knowledge of Seller or any Seller Entity, with respect to the other contracting party or otherwise that, with or without the giving of notice, the lapse of time or the happening of any other events or conditions, could reasonably be expected to (i) become a default or event of default under any Material Obligation or (ii) result in the loss or expiration of any right or option by Seller or any Seller Entity (or the gain thereof by any third party) under any Material Obligation. True, correct and complete copies of all Material Obligations have been delivered to Buyer.

4.22 Board Approval. Each of the managers of VRBO, the managers of Support Services and the managers of Purple Mountain has, as of the date of this Agreement, unanimously (a) determined that the transactions contemplated by this Agreement and the other Transaction Documents are consistent with the long-term business strategy of each of VRBO, Support Services and Purple Mountain, as applicable, are in the best interests of the members of each of VRBO, Support Services and Purple Mountain, as applicable, and are on terms that are fair and reasonable to the members of each of VRBO, Support Services and Purple Mountain, (b) adopted a resolution declaring that the transactions contemplated by this Agreement and the other Transaction Documents are advisable and in the best interests of VRBO, Support Services and Purple Mountain, as applicable, and the members of each thereof, and (c) approved and adopted this Agreement and the other Transaction Documents, and the transactions contemplated hereby and thereby.

4.23 Vote Required. The affirmative vote or written consent of (a) the holders of one hundred percent (100%) of the outstanding VRBO Membership Interests entitled to vote thereon, (b) the holders of one hundred percent (100%) of the outstanding Support Services Membership Interests entitled to vote thereon, (c) the holders of one hundred percent (100%) of the outstanding Purple Mountain Membership Interests entitled to vote thereon, and (d) the required Trust Actors of Camelot are the only votes of the holders of any equity securities of, and the only consents of, Seller and the Seller Entities necessary to adopt this Agreement.

4.24 Insurance. Seller and each Seller Entity has insurance policies of the type and in amounts customarily carried by persons conducting business or owning assets, equipment and properties similar to Seller and each Seller Entity (collectively, the “Insurance Policies”). There is no claim by Seller or any Seller Entity pending under any of the Insurance Policies as to which coverage has been questioned, denied or disputed in writing by the underwriters of such policies or bonds. All premiums due and payable under the Insurance Policies have been paid and Seller and each Seller Entity are otherwise in compliance with the terms of the Insurance Policies. Neither Seller nor any Seller Entity has received notice of any threatened termination of, or any premium increase with respect to, any of the Insurance Policies.

4.25 Tangible Assets. The tangible Purchased Assets have been maintained in accordance with normal industry practice, and are in good operating condition and repair (subject to normal wear and tear) and are usable in the ordinary course of business.

4.26 Litigation. Schedule 4.26 of the Seller Disclosure Schedule sets forth each instance in which Seller or any Seller Entity (and any of their properties or assets, including the Purchased Assets) (a) is subject to any outstanding injunction, judgment, order, decree, ruling or charge that (i) could prevent, enjoin or materially alter or delay the consummation of the transactions contemplated by this Agreement and the other Transaction Documents or otherwise prevent Seller and the Seller Entities from performing their obligations hereunder or thereunder or (ii) could reasonably be expected to have a Material Adverse Effect on Seller, any Seller Entity, the Purchased Assets or the Business or (b) is, or since Seller’s or any Seller Entity’s inception has been, a party, or, to the knowledge of Seller or any Seller Entity, is threatened to be made a party, to any private or governmental action, suit, proceeding, claim, hearing, arbitration or investigation of, in or before any agency, court, tribunal or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator (collectively, “Claims”). Neither Seller nor any Seller Entity has any knowledge of any reasonable basis for any Claims that could be brought against Seller or any Seller Entity. Neither Seller, nor any Seller Entity has any plans to initiate any litigation, arbitration or other proceeding against any third party.

4.27 Complete Copies of Materials. Seller and the Seller Entities have delivered or made available true and complete copies of each document which has been requested in writing by Buyer or its counsel in connection with Buyer’s legal and accounting review of Seller and the Seller Entities.

4.28 Assets. Except for the Excluded Assets, the Purchased Assets, including the assets listed on Schedules 1.1(a), 1.1(e), 1.1(f) and 1.1(g) hereto, include all of the assets used to operate the Business in the same manner as the Business was operated by Seller and the Seller Entities or proposed to be operated by Seller and the Seller Entities immediately prior to the Closing Date.

4.29 Bankruptcy; Insolvency.

(a) Neither Seller nor any Seller Entity has (i) instituted proceedings under Bankruptcy Law (as defined below), (ii) had a bankruptcy proceeding filed against it, (iii) filed a petition or answer of consent seeking reorganization under any bankruptcy or any similar law or similar statute, (iv) consented to the filing of any such petition, (v) had appointed a Custodian (as defined below) of it or any of its assets or property, including the Purchased Assets, (vi) made a general assignment for the benefit of creditors, (vii) admitted in writing its inability to pay its debts generally as they become due, (viii) within the meaning of the Bankruptcy Law (as defined below) become insolvent, (ix) failed generally to pay its debts as they become due, (x) had unreasonably small assets in relation to the Business or (xi) taken any action under any of the Seller Charter Documents in furtherance of or to facilitate, conditionally or otherwise, any of the foregoing.

(b) The occurrence of the Closing and the transactions contemplated by this Agreement and the other Transaction Documents, before and after Closing, shall not cause Seller or any Seller Entity to, and as a result of the transactions contemplated by this Agreement and the other Transaction Documents, Seller or any Seller Entity shall not be required to, (i) institute proceedings under Bankruptcy Law, (ii) have a bankruptcy proceeding filed against it, (iii) file a petition or answer of consent seeking reorganization under any bankruptcy or any similar law or similar statute, (iv) consent to the filing of any such petition, (v) have appointed a Custodian of it or any of its assets or property, including the Purchased Assets, (vi) make a general assignment for the benefit of creditors, (vii) admit in writing its inability to pay its debts generally as they become due, (viii) within the meaning of the Bankruptcy Law become insolvent, (ix) fail generally to pay its debts as they become due, (x) have unreasonably small assets in relation to the Business or (xi) take any action in furtherance of or to facilitate, conditionally or otherwise, any of the foregoing.

(c) Seller is receiving reasonably equivalent value in exchange for the Purchased Assets and the Assumed Liabilities.

(d) For the purposes of this Section 4.29, “Bankruptcy Law” means any national federal, state, local or foreign law for relief of debtors applicable to Seller or any Seller Entity, including Title 11 of the U.S. Code or similar laws of the United States, and “Custodian” means any receiver, trustee, assignee, liquidator, sequestrator or similar official under any Bankruptcy Law.

4.30 Environment, Health, and Safety.

(a) For purposes of this Agreement, the following terms have the following meanings:

“Environmental, Health, and Safety Laws” means any and all federal, state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, plans, injunctions, judgments, decrees, requirements or rulings now or hereafter in effect, imposed by any governmental authority regulating, relating to, or imposing liability or standards of conduct relating to pollution or protection of the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), public health and safety, or employee health and safety, concerning any Hazardous Materials or Extremely Hazardous Substances, as such terms are defined herein, or otherwise regulated, under any Environmental, Health and Safety Laws. The term “Environmental, Health and Safety Laws” shall include, without limitation, the Clean Water Act (also known as the Federal Water Pollution Control Act), 33 U.S.C. Section 1251 et seq., the Toxic Substances Control Act, 15 U.S.C. Section 2601 et seq., the Clean Air Act, 42 U.S.C. Section 7401 et seq., the Federal Insecticide, Fungicide and Rodenticide Act, 7 U.S.C. Section 136 et seq., the Safe Drinking Water Act, 42 U.S.C. Section 300f et seq., the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq., the Superfund Amendment and Reauthorization Act of 1986, Public Law 99-4, 99, 100 Stat. 1613, the Emergency ERISA Planning and Community Right to Know Act, 42 U.S.C. Section 11001 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq., and the Occupational Safety and Health Act, 29 U.S.C. Section 651 et seq., all as amended, together with any amendments thereto, regulations promulgated thereunder and all substitutions thereof.

“Extremely Hazardous Substance” means a substance on the list described in Section 302 (42 U.S.C. Section 11002(a)(2)) of the Emergency ERISA Planning and Community Right to Know Act, 42 U.S.C. Section 11001 et seq., as amended.

“Hazardous Material” means any material or substance that, whether by its nature or use, is now or hereafter defined as a pollutant, dangerous substance, toxic substance, hazardous waste, hazardous material, hazardous substance or contaminant under any Environmental, Health and Safety Laws, or which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and which is now or hereafter regulated under any Environmental, Health and Safety Laws, or which is or contains petroleum, gasoline, diesel fuel or other petroleum hydrocarbon product.

(b) To the knowledge of Seller or any Seller Entity, each of Seller and any Seller Entity and any of their predecessors and affiliates (i) has complied with the Environmental, Health, and Safety Laws (and no action, suit, proceeding, hearing, investigation, charge, complaint, claim, demand, directive or notice has been filed or commenced against any of them alleging any such failure to comply), (ii) has obtained and been in compliance with the terms and conditions of all permits, licenses, certificates and other authorizations which are required under the Environmental, Health, and Safety Laws, and (iii) has complied with all other limitations, restrictions, conditions, standards, prohibitions, requirements, obligations, schedules, and timetables which are contained in the Environmental, Health, and Safety Laws.

(c) To the knowledge of Seller or any Seller Entity, neither Seller nor any Seller Entity has any liability (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), and none of Seller and any Seller Entity and any of their predecessors and/or affiliates has handled or disposed of any Hazardous Materials or Extremely Hazardous Substances, arranged for the disposal of any Hazardous Materials or Extremely Hazardous Substances, exposed any employee or other individual to any Hazardous Materials or Extremely Hazardous Substances, or owned or operated any property or facility in any manner that could give rise to any liability, for damage to any site, location, surface water, groundwater, land surface or subsurface strata, for any illness of or personal injury to any employee or other individual, or for any reason under any Environmental, Health, and Safety Law.

(d) To the knowledge of Seller or any Seller Entity, no Extremely Hazardous Substances are currently, or have been, located at, on, in, under or about all properties and equipment used in the Business and any of their predecessors and/or affiliates.

(e) To the knowledge of Seller or any Seller Entity, no Hazardous Materials are currently located at, on, in, under or about all properties and equipment used in the Business and any of their predecessors and/or affiliates in a manner which violates any Environmental, Health and Safety Laws or which requires cleanup or corrective action of any kind under any Environmental, Health and Safety Laws.

4.31 Other Discussions. Neither Seller, any Seller Entity, nor any of their officers, directors, Trust Actors, managers, members, employees or agents (or any investment banker, broker, finder or similar party) is engaged, directly or indirectly, in any discussions or negotiations with any third party relating to: (a) any acquisition or purchase from Seller or any Seller Entity, or from the members of Seller or any Seller Entity, by any person or group of more than a twenty percent (20%) interest in the total outstanding voting securities of Seller or any Seller Entity, any tender offer or exchange offer that if consummated would result in any person or group beneficially owning twenty percent (20%) or more of the total outstanding voting securities of Seller or any Seller Entity, or any merger, consolidation, business combination or similar transaction involving Seller or any Seller Entity; (b) any sale, lease, mortgage, pledge, exchange, transfer, license (other than in the ordinary course of business), acquisition, or disposition of all or substantially all of the assets of Seller or any Seller Entity in any single transaction or series of related transactions; or (c) any liquidation, dissolution, recapitalization or other significant corporate reorganization of Seller or any Seller Entity, or any extraordinary dividend, whether of cash or other property.

4.32 Access to Parent. Each of Seller and the Seller Entities acknowledges and agrees that it (a) has made its own inquiry and investigation into, and, based thereon, has formed an independent judgment concerning, Parent and (b) has been furnished with or given adequate access to such representatives of Parent, and books, records and other information about Parent as it has requested. Each of Seller and the Seller Entities acknowledges that neither Parent, nor Buyer, nor any other person has made any representation or warranty, express or implied, as to the accuracy or completeness of any information regarding Seller or any Seller Entity, except as expressly set forth in this Agreement, the Schedules hereto and the Seller Disclosure Schedule.

4.33 Customers and Suppliers.

(a) Except as set forth in Schedule 4.33(a) of the Seller Disclosure Schedule, neither Seller nor any Seller Entity (i) has any outstanding material disputes concerning Seller’s or any Seller Entity’s products and/or services with any customer and neither Seller nor any Seller Entity has received notice of any material dissatisfaction on the part of any customer, (ii) has received any written or, to the knowledge of Seller or any Seller Entity, oral notice from any customer that such customer shall not continue as a customer of Seller or any Seller Entity (or Buyer or Parent) after the Closing or that such customer intends to terminate or materially modify existing agreements or arrangements with Seller or any Seller Entity (or Buyer or Parent) and (iii) has any obligation to update or replace any of their deployed products, whether by contract or otherwise, nor has any customer requested any such upgrade or replacement, nor has Seller or any Seller Entity received any customer service requests outside the ordinary course of business.

(b) Neither Seller nor any Seller Entity has any outstanding material dispute concerning products and/or services provided by any supplier or vendor and neither Seller nor any Seller Entity has any knowledge of any material dissatisfaction on the part of any such supplier or vendor. Neither Seller nor any Seller Entity has received any written or, to the knowledge of Seller or any Seller Entity, oral notice from any supplier or vendor that such supplier or vendor shall not continue as a supplier or vendor to Seller or any Seller Entity (or Buyer or Parent) after the Closing or that such supplier or vendor intends to terminate or materially modify existing agreements or arrangements with Seller or any Seller Entity (or Buyer or Parent). Each of Seller and any Seller Entity has access, on commercially reasonable terms, to all products and services reasonably necessary to carry on Seller’s and any Seller Entity’s business as presently conducted or presently proposed to be conducted.

(c) Except as set forth in Schedule 4.33(c) of the Seller Disclosure Schedule, (i) no single customer of Seller or any Seller Entity accounts for more than fifty (50) individual Listings on any Seller or Seller Entity website, (ii) each customer of Seller or any Seller Entity has paid all applicable fees for Listings on any Seller or Seller Entity website and (iii) no Listings are posted without charge, subject to any discounted or promotional rates or fees (either now or for some time in the future) or paid by way of any barter or exchange.

4.34 Hart-Scott-Rodino. Seller (who is the Ultimate Parent Entity as that term is defined under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, of each Seller Entity), including all entities controlled by Seller, does not have total assets or annual net sales exceeding $113.4 million.

4.35 Full Disclosure. No representation or warranty made by Seller or any Seller Entity in this Article IV, any Schedule hereto, the Seller Disclosure Schedule or any certificate required to be delivered by Seller or any Seller Entity pursuant to this Agreement, and no statement or certificate furnished to Buyer pursuant hereto or in connection with this Agreement, contains as of the date of this Agreement any untrue statement of a material fact, or omits to state as of the date of this Agreement any material fact necessary to make any statement herein or therein, in light of the circumstances under which they are made, not misleading.

4.36 Timing of Representations. For the avoidance of doubt, Seller and the Seller Entities acknowledge and confirm that to the extent the representations and warranties made by Buyer and Parent in Article V directly relate to or are affected by any other company or entity, or the assets of any company or entity, in each case acquired by Buyer or Parent prior to the date of this Agreement, such representations and warranties shall be qualified by and limited to the knowledge of Buyer and Parent, which shall mean for purposes of this Section 4.36, the actual knowledge of Lynn Atchison, Ross Buhrdorf, Brian Sharples and Carl Shepherd as of the date of this Agreement.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF BUYER AND PARENT

Buyer and Parent jointly and severally, represent and warrant to Seller that the statements contained in this Article V are true and correct, except as set forth in the disclosure schedule delivered by Buyer to Seller prior to the execution and delivery of this Agreement and attached hereto as Exhibit C (the “Buyer Disclosure Schedule”).

5.1 Organization and Qualification; Subsidiaries.

(a) Each of Buyer and Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and each has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as now being conducted.

(b) Each of Buyer and Parent is duly qualified or licensed to do business and is in good standing (with respect to jurisdictions which recognize such concept), under the laws of all jurisdictions where the character of the properties owned, leased or operated by it or the nature of its activities requires such qualification or licensing, except in each jurisdiction in which the failure to be so qualified and in good standing has not resulted in, and would not reasonably be expected to result in, a Material Adverse Effect on Buyer.

5.2 Certificate of Incorporation and Bylaws. Each of Buyer and Parent has previously furnished to Seller a complete and correct copy of its Certificate of Incorporation and Bylaws, each as amended and in effect as of the date of this Agreement (with respect to Buyer, the “Buyer Organizational Documents,” and with respect to Parent, the “Parent Organizational Documents,” and together, the “Purchaser Charter Documents”). Such Purchaser Charter Documents are in full force and effect. Neither Buyer nor Parent is in violation of any of the provisions of the Purchaser Charter Documents.

5.3 Authority Relative to the Transaction Documents. Each of Buyer and Parent has all necessary corporate power and authority to execute and deliver this Agreement and the other Transaction Documents and to perform its obligations hereunder and thereunder, and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Transaction Documents by Buyer and Parent and the consummation by Buyer and Parent of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of Buyer or Parent and no other corporate proceedings on the part of Buyer and Parent are necessary to authorize this Agreement and the other Transaction Documents or to consummate the transactions contemplated hereby and thereby. This Agreement and the other Transaction Documents have been duly and validly executed and delivered by Buyer and Parent and, assuming the due authorization, execution and delivery by Seller and the Seller Entities, constitute the legal, valid and binding obligations of Buyer and Parent, enforceable against Buyer and Parent in accordance with their terms, subject to bankruptcy, insolvency, reorganization, moratorium or other similar laws of general application relating to or affecting the enforcement of creditors’ rights and the exercise by courts of equitable powers.

5.4 No Conflict; Required Filings and Consents.

(a) The execution, delivery and performance of this Agreement and the other Transaction Documents by Buyer and Parent do not, and the consummation of the transactions by Buyer and Parent contemplated hereby and thereby will not, (i) conflict with or violate any provision of the Purchaser Charter Documents, (ii) subject to the requirements set forth in Section 5.4(b) hereof, conflict with or violate any law, rule, regulation, order, judgment or decree applicable to Buyer or Parent or by which they or any of their properties or assets are bound or affected or (iii) subject to clauses (i) and (ii) in Section 5.4(b) hereof, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair Buyer’s or Parent’s rights or alter the rights or obligations of any third party against or to Buyer or Parent under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of an Encumbrance, other than Permitted Encumbrances, on any of the properties or assets of Buyer or Parent, except to the extent such conflict, violation, breach, default, impairment or other effect could not in the case of clauses (ii) or (iii), individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Buyer or Parent.

(b) To the knowledge of Buyer and Parent, the execution and delivery of this Agreement and the other Transaction Documents by Buyer and Parent do not, and the consummation of the transactions by Buyer and Parent contemplated hereby and thereby shall not, require Buyer or Parent to obtain or make, at or prior to the date of this Agreement, any consent, approval, order, authorization or permit of, or registration, declaration or filing with, or notification to, any Governmental Entity, or third party, except for such consents, approvals, orders, authorizations, permits, registrations, declarations, filings and notices (i) as may be required under the Act, applicable state securities laws and the securities laws of any foreign country and (ii) which, if not obtained or made, (A) would not prevent, enjoin or materially alter or delay, the consummation of the transactions contemplated by this Agreement and the other Transaction Documents or otherwise prevent Buyer and Parent from performing their obligations hereunder or thereunder or (B) would not have a Material Adverse Effect on any Buyer or Parent.

5.5 Hart-Scott-Rodino. Parent (who is the Ultimate Parent Entity as that term is defined under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended), including all entities controlled by Parent, does not have total assets or annual net sales exceeding $113.4 million.

ARTICLE VI

PRE-CLOSING COVENANTS

With respect to the period between the execution of this Agreement and the earlier of the termination of this Agreement in accordance with Article XI hereof or the Closing:

6.1 General. Each of the Parties will use commercially reasonable efforts to take, or cause to be taken, all action and to do all things necessary, proper or advisable in order to consummate the transactions contemplated by this Agreement (including satisfaction, but not waiver, of the closing conditions set forth in Article VII hereof) as promptly as practicable.

6.2 Notices and Consents. Each Seller Entity will give any notices to third parties and each of the Parties will use commercially reasonable efforts to obtain any third party consents that are required in connection with the matters identified in Schedule 4.5(b) of the Seller Disclosure Schedule. Each of the Parties will give any notices to, make any filings with, and use its commercially reasonable efforts to obtain any authorizations, consents and approvals of third parties and Governmental Entities in connection with the matters identified in Schedule 4.5(b) of the Seller Disclosure Schedule.

6.3 Operation of Business. Each Seller Entity agrees, except to the extent that Parent shall otherwise consent in writing and except as expressly contemplated by this Agreement, to carry on its activities in the usual, regular and ordinary course of business, to pay its debts and Taxes when due, to pay or perform other obligations when due, and, to the extent consistent with such business, use its commercially reasonable efforts consistent with past practices, customs and policies to preserve intact its present business organizations, keep available the services of its present officers and key employees and preserve its relationships with customers, suppliers, distributors, licensors, licensees and others having business dealings with it, all with the goal of preserving unimpaired its goodwill and ongoing businesses at the Closing. Seller shall promptly notify Parent of any event, occurrence or emergency not in the ordinary course of business of any Seller Entity, and any material event involving any Seller Entity. Without limiting the generality of the foregoing, no Seller Entity shall, without the prior written consent of Parent (which consent shall not be unreasonably withheld, delayed or conditioned):

(a) make any expenditures or enter into any agreement, commitment or transaction exceeding Fifteen Thousand Dollars ($15,000) individually or Thirty Thousand Dollars ($30,000) in the aggregate provided such agreement, commitment or transaction is expected to continue beyond the Closing Date and shall be a Purchased Asset or Assumed Liability or any commitment or transaction of the type described in Section 4.20 hereof;

(b) (i) sell, license or transfer to any person or entity any rights to any Seller Intellectual Property or enter into any agreement, commitment or transaction with respect to any Seller Intellectual Property with any person or entity or with respect to any Seller Intellectual Property of any person or entity, (ii) buy or license any Intellectual Property or enter into any agreement with respect to the Intellectual Property of any person or entity, other than the licensing of Seller Products in the ordinary course of business, (iii) enter into any agreement with respect to the development of any Intellectual Property with a third party or (iv) change pricing or royalties charged by any Seller Entity to its respective customers or licensees, or the pricing or royalties set or charged by persons who have licensed Intellectual Property to any Seller Entity;

(c) enter into or amend any contract pursuant to which any other party is granted marketing, distribution, development or similar rights of any type or scope with respect to any of the Purchased Assets;

(d) amend or otherwise modify any term of (or agree to do so), or violate the terms of, any of the contracts and agreements which are Purchased Assets or Assumed Liabilities or are reasonably believed to affect or otherwise relate to the Business or the Purchased Assets;

(e) commence or settle any litigation reasonably believed to affect or otherwise relate to the Business or the Purchased Assets;

(f) declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any membership interest, or split, combine or reclassify any membership interest or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any membership interest, or repurchase, redeem or otherwise acquire, directly or indirectly, any membership interest (or options, warrants or other rights exercisable therefor);

(g) issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any membership interest units or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating any Seller Entity to issue or purchase any such membership interest units, shares or other convertible securities;

(h) cause or permit any amendments to the Seller Charter Documents;

(i) acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets reasonably believed to compete with the Business or would otherwise constitute a part of the Business or the Purchased Assets;

(j) sell, lease, license or otherwise dispose of any of the Purchased Assets, except properties or assets in the ordinary course of business;

(k) incur any indebtedness for borrowed money or guarantee any indebtedness or issue or sell any debt securities or guarantee any debt securities of others, other than pursuant to existing credit, debt or similar facilities set forth in the Financial Statements or the notes thereto;

(l) grant any loans to others or purchase debt securities of others or amend the terms of any outstanding loan agreement;

(m) grant any severance or termination pay to any director, officer, manager, Trust Actor, employee, consultant or contract worker other than as expressly contemplated under this Agreement or in the ordinary course of business;

(n) adopt or amend any employee benefit plan, or enter into any employment contract, pay or agree to pay any special bonus or special remuneration to any officer, director, manager, member, Trust Actor, employee, consultant or contract worker, or increase the salaries or wage rates of any of such individuals, as applicable (other than as expressly contemplated under this Agreement);

(o) revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable except in the ordinary course of business;

(p) pay, discharge or satisfy any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in the balance sheet contained in the Financial Statements for the Most Recent Period End or any payment, discharge or satisfaction less than Ten Thousand Dollars ($10,000);

(q) make or change any election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any closing agreement, settle or compromise any claim or assessment in respect of Taxes, file any material Return (including any amended Return), consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(r) enter into any strategic alliance or joint marketing arrangement or agreement reasonably believed to affect or otherwise relate to the Business or the Purchased Assets;

(s) hire or terminate (other than for cause) any employees or contract workers, or encourage any employees or contract workers to resign from any Seller Entity, other than as expressly contemplated under this Agreement and provided Seller provides written notice to Parent within five (5) days immediately following such action;

(t) solicit, offer or provide any complimentary, discounted or promotional Listing or any advanced renewal of a Listing which renewal would otherwise normally occur after the Closing Date other than in the ordinary course of business and consistent with Seller’s and each Seller Entity’s past practices; or

(u) take, or agree in writing or otherwise to take, any of the actions described in this Section 6.3, or knowingly take any other action that would (i) prevent any Seller Entity from performing or cause any Seller Entity not to perform its covenants and obligations hereunder, (ii) cause or result in the breach of any of the representations and warranties of any Seller Entity contained herein or (iii) artificially inflate EBITDA.

6.4 Confidentiality; Access to Information.

(a) The parties acknowledge that VRBO and Parent have previously executed a Confidentiality Agreement, dated as May 12, 2006, as amended (the “Confidentiality Agreement”), which Confidentiality Agreement will continue in full force and effect in accordance with its terms.

(b) Each Seller Entity will afford Parent, Buyer and their accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice (but no less than 48 hours prior notice), and without unreasonable disruption to the day-to-day business operations of any Seller Entity and to the properties, books, records and key personnel of any Seller Entity during the period prior to the Closing to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of any Seller Entity, as Parent may reasonably request. Neither such access nor furnishing of information to Parent, Buyer and their representatives, nor any investigation by Parent, Buyer and their representatives, whether before or after the date hereof, shall in any way diminish or otherwise affect Parent’s or Buyer’s rights to rely on any representation or warranty made by any Seller Entity hereunder.

6.5 Notice of Developments. Each Party will give prompt written notice to the others of any material adverse development causing a breach of any of its own representations and warranties in Article IV or Article V hereof. No disclosure by any Party pursuant to this Section 6.5, however, shall be deemed to amend or supplement the Seller Disclosure Schedule or the Buyer Disclosure Schedule or to prevent or cure any misrepresentation, breach of warranty, breach of covenant or diminish or otherwise affect the right of a Party to rely on the representations and warranties made by the other Parties.

6.6 Exclusivity. Until the earlier of the termination of this Agreement in accordance with Article XI hereof and the Closing, each Seller Entity will not, and will cause its officers, directors, employees, affiliates, subsidiaries, representatives and agents not to, directly or indirectly, through any officer, director, manager, member, employee, affiliate, representative or agent of any Seller Entity or otherwise, take any action to solicit, initiate, seek, support, entertain, knowingly encourage or assist any inquiry, proposal or offer from, furnish any information to, or participate in any negotiations with, any third party regarding any acquisition or consolidation (including, without limitation, any tender or exchange offer, merger, reverse merger, business combination or similar transaction) with or involving any Seller Entity or any sale of any equity interests or assets (other than licenses or sales of inventory or other assets in the ordinary course of business) of any Seller Entity (a “Third Party Transaction”). Each Seller Entity agrees that any such negotiations (other than negotiations with Parent) in progress as of the date of this Agreement will be suspended and that, in no event, will any Seller Entity accept or enter into an agreement concerning any such Third Party Transaction. Seller will notify Parent promptly upon receipt by any Seller Entity (or any of their officers, directors, managers, members, employees, Trust Actors, affiliates, representatives or agents) of any unsolicited written, oral or electronic proposal for, or inquiry respecting, any Third Party Transaction or any request for information in connection with any such proposal or inquiry, or for access to the properties, books or records relating to any Seller Entity by any person or entity that informs any Seller Entity that it is considering making, or has made, such a proposal or inquiry. Such notice to Parent will indicate in reasonable detail the identity of the person or entity making the proposal or inquiry and the terms and conditions of such proposal or inquiry.

6.7 Required Approvals.

(a) Each Seller Entity shall call and hold a meeting of its members and Trust Actors, as applicable, or solicit the written consent of its members and Trust Actors, as applicable, for the purpose of voting upon the approval of this Agreement, and each Seller Entity shall use all reasonable efforts to hold such meeting or obtain such written consent as soon as practicable after the date hereof, but in any event within thirty (30) days of the date of this Agreement. Each Seller Entity shall use all reasonable efforts to solicit and obtain from its members and Trust Actors, as applicable, proxies (or written consents) in favor of the approval of this Agreement and shall take all other commercially reasonable action necessary or advisable to secure the vote or consent of its members and Trust Actors, as applicable, required to obtain such approval in accordance with Section 4.23 hereof. Each Seller Entity shall take all other action reasonably necessary or advisable to promptly and expeditiously secure any vote or consent of members or Trust Actors, as applicable, required by applicable law and the applicable Seller Charter Documents to effect the transactions contemplated by this Agreement.

(b) Neither the managers of any Seller Entity nor any committee thereof shall withdraw, amend or modify, or propose or resolve to withdraw, amend or modify in a manner adverse to Parent, the recommendation of such managers of any Seller Entity that the members of any Seller Entity vote in favor of and adopt and approve this Agreement.

(c) Each of Parent and Buyer shall call and hold a meeting of its stockholders or solicit the written consent of its stockholders for the purpose of voting upon the approval of this Agreement, and each of Parent and Buyer shall use all reasonable efforts to hold such meeting or obtain such written consent as soon as practicable after the date hereof, but in any event within thirty (30) days of the date of this Agreement. Each of Parent and Buyer shall use all reasonable efforts to solicit and obtain from its stockholders proxies (or written consents) in favor of the approval of this Agreement and shall take all other commercially reasonable action necessary or advisable to secure the vote or consent of stockholders required to obtain such approval. Each of Parent and Buyer shall take all other action reasonably necessary or advisable to promptly and expeditiously secure any vote or consent of stockholders required by applicable law and the Purchaser Charter Documents to effect the transactions contemplated by this Agreement.

6.8 Employee Matters.

(a) At Parent’s election, each Seller Entity shall terminate any and all Benefit Plans maintained by the Seller or any Seller Entity and any employee leasing arrangement or professional employee organization maintained by any Seller Entity; provided, however, no such termination shall be effective prior to any Benefit Plan contribution attributable to the final salary payment for each employee of any Seller Entity. In such event, Parent shall receive from Seller evidence that any Seller Entity’s plan(s) and/or program(s) have been terminated pursuant to resolutions of the managers of such Seller Entity (the form and substance of such resolutions shall be subject to review and approval of Parent). Each Seller Entity shall terminate any and all group severance, separation, retention and salary continuation plans or programs prior to the Closing Date.

(b) Each Seller Entity shall promptly submit to the members of such Seller Entity for approval (in a manner satisfactory to Parent), by such number of members of such Seller Entity as is required by the terms of Section 280G(b)(5)(B) of the Code, any payments and/or benefits that may, separately or in the aggregate, constitute “parachute payments” pursuant to Section 280G of the Code (“Section 280G Payments”) (which determination shall be made by Seller and shall be subject to review and approval by Parent), such that such payments and benefits shall not be deemed to be Section 280G Payments, and prior to the Closing, Seller shall deliver to Parent evidence satisfactory to Parent that (i) a vote of the members of such

Seller Entity was solicited in conformance with Section 280G and the regulations promulgated thereunder and the requisite member approval was obtained with respect to any payments and/or benefits that were subject to the member vote (the “280G Approval”) or (ii) that the 280G Approval was not obtained and as a consequence, that such payments and/or benefits shall not be made or provided to the extent they would cause any amounts to constitute Section 280G Payments, pursuant to the waivers of those payments and/or benefits, which were executed by the affected individuals prior to the member vote.

(c) COBRA Continuation Coverage. Seller and the Seller Entities agree and acknowledge that the selling group (as defined in Treasury Regulation Section 54.4980B-9, Q&A-3(a)) of which it is a part (the “Selling Group”) will continue to offer a group health plan to employees after the Closing Date and, accordingly, that Seller and the Selling Group shall be solely responsible for providing continuation coverage under COBRA to those individuals who are M&A qualified beneficiaries (as defined in Treasury Regulation Section 54.4980B-9, Q&A-4(a)) with respect to the transactions contemplated by this Agreement (collectively, the “M&A Qualified Beneficiaries”). Seller and any Seller Entity shall indemnify, defend and hold harmless Parent and Buyer for, from and against any and all claims, liabilities, losses, costs and expenses (including attorney’s fees) relating to, arising out of, or resulting from any and all COBRA obligations, liabilities and claims related to M&A Qualified Beneficiaries and all other qualified beneficiaries (as defined in Code Section 4980B(g)(1)) with respect to Sellers’ group health plans. Seller and the Seller Entities further agree and acknowledge that in the event that the Selling Group ceases to provide any group health plan to any employee prior to the expiration of the continuation coverage period for all M&A Qualified Beneficiaries (pursuant to Treasury Regulation Section 54.4980B-9, Q&A-8(c)), then Seller shall provide Parent and Buyer with (a) written notice of such cessation as far in advance of such cessation as is reasonably practicable (and, in any event, at least thirty (30) days prior to such cessation), and (b) all information necessary or appropriate for Parent or Buyer to offer continuation coverage to such M&A Qualified Beneficiaries.

(d) Employee Liability Claims.

(i) As between the Parties, the Seller and each Seller Entity shall (i) sponsor and (ii) assume or retain, as the case may be, and be solely responsible for all of the following from and after Closing, which will be considered “Employee Excluded Liabilities” for purposes of this Agreement, including Section 2.1 hereof:

(1) Employment Liabilities (as defined below), including but not limited to payments or entitlements that Seller or any Seller Entity may owe or have promised to pay to any Employees, including wages, other remuneration, holiday or vacation pay, bonus, severance pay (statutory or otherwise), commission, pension contributions, taxes, and any other liability, payment or obligations related to Employees or contractors. For these purposes, “Employment Liabilities” shall mean any and all claims, debts, liabilities, commitments and obligations, whether fixed, contingent or absolute, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever or however arising, including all costs and expenses relating thereto arising under law, rule, regulation, permit, action or proceeding before any governmental authority, order or consent decree or any award of any arbitrator of any kind relating to any Benefit Plan, employment agreement or otherwise relating to any current or former employee, officer director, consultant, Trust Actor, manager or member of Seller or any Seller Entity and his or her employment with Seller or any Seller Entity;

(2) all payments with respect to the Employees that are due to be paid prior to or on the Closing Date (including, without prejudice to the generality of the foregoing, pension contributions, insurance premiums and taxation) to any third party in connection with the employment of any of the Employees; and

(3) any non-forfeitable claims or expectancies of any Employees from their prior employment with Seller or any Seller Entity which have been incurred or accrued on or prior to the Closing Date.

(ii) All costs and disbursements incurred in connection with the termination of any employment of any Employee prior to or in connection with the Closing Date (including any Employee who does not accept an offer of employment with Parent or Buyer) shall be borne by Seller.

6.9 Termination of Financing Statements. Each Seller Entity shall take all actions necessary such that (i) UCC-2 or UCC-3 termination statements, as applicable, have been filed with respect to each of the UCC-1 financing statements filed in order to perfect security interests in assets of any Seller Entity that have not yet expired and (ii) all Encumbrances (other than Permitted Encumbrances) on the properties or assets of any Seller Entity shall be released prior to or simultaneously with the Closing.

6.10 Notices to Seller Securityholders and Employees.

(a) Each Seller Entity shall timely provide to holders of such Seller Entity’s securities all advance notices required to be given to such holders in connection with this Agreement and the transactions contemplated by this Agreement under the Seller Charter Documents, applicable laws or other applicable contracts.

(b) Each Seller Entity shall give all notices and other information required to be given to the employees of such Seller Entity, any collective bargaining unit representing any group of employees of such Seller Entity, and any applicable Governmental Entity under the WARN Act, the National Labor Relations Act, as amended, the Code, COBRA and other Legal Requirement in connection with the transactions contemplated by this Agreement or other applicable contracts.

ARTICLE VII

CONDITIONS TO THE CLOSING

7.1 Conditions to Obligations of Buyer, Seller and the Seller Entities. The respective obligations of Buyer, Seller and the Seller Entities to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing, except as otherwise set forth in Section 7.1(c) hereof, of each of the following conditions, any of which may be waived, in writing, by the other Parties hereto:

(a) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the transactions contemplated by this Agreement and the other Transaction Documents shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be pending; nor shall there be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the transactions contemplated in this Agreement and the other Transaction Documents, which makes the consummation of the transactions contemplated hereby or thereby illegal. In the event an injunction or other order shall have been issued, each Party agrees to use its reasonable diligent efforts to have such injunction or other order lifted.

(b) Governmental Approval. Buyer, Seller and each Seller Entity shall have timely obtained from each Governmental Entity all approvals, waivers and consents, if any, necessary for consummation of or in connection with the transactions contemplated by this Agreement and the other Transaction Documents.

(c) Parent and Buyer Stockholder Approval. The Agreement and the transactions contemplated by the Agreement and the Transaction Documents shall have been approved by the stockholders of Parent and Buyer within thirty (30) days from the date of this Agreement.

(d) Equity and Debt Investment. Parent shall have completed capital transactions resulting in aggregate gross proceeds to Parent of at least One Hundred Ten Million Dollars ($110,000,000), of which certain of the proceeds shall be designated for and applied to Buyer’s purchase of the Business and the Purchased Assets.

7.2 Additional Conditions to Obligations of Seller and the Seller Entities. The obligations of Seller and the Seller Entities to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, by Seller or any Seller Entity:

(a) Representations, Warranties and Covenants. Except as disclosed in the Buyer Disclosure Schedule, (i) the representations and warranties of Buyer and Parent in this Agreement shall be true and correct on and as of the Closing Date as though such representations and warranties were made on and as of such time and (ii) each of Buyer and Parent shall have performed and complied with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Closing Date.

(b) Certificate of Parent. Seller shall have been provided with a certificate executed on behalf of Buyer and Parent to the effect that, as of the Closing Date:

(i) all representations and warranties made by Buyer and Parent under this Agreement are true and complete; and

(ii) all covenants, obligations and conditions of this Agreement to be performed and complied with by Buyer and Parent on or before such date have been so performed.

(c) Consulting Agreement. Buyer shall have executed and delivered a consulting agreement with David Clouse, in substantially the form attached hereto as Exhibit D (the “Consulting Agreement”).

(d) Opinion of Counsel. Seller shall have received an opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation, counsel to Buyer, dated as of the Closing Date, in substantially the form attached hereto as Exhibit E.

(e) Services Agreement. Buyer shall have executed and delivered a services agreement with VRBO, in substantially the form attached hereto as Exhibit I (the “Services Agreement”).

(f) Parent Financing Documents. Seller shall received from Buyer copies of each of the Series C Preferred Stock Purchase Agreement, Amended and Restated Investors Rights Agreement, Amended and Restated Voting Agreement and Amended and Restated Right of First Refusal and Co-Sale Agreement (collectively, the “Parent Financing Documents”) each as executed and delivered by Parent and the other parties required to enter into, or amend and restate, such Parent Financing Documents, as the case may be.

7.3 Additional Conditions to the Obligations of Buyer. The obligations of Buyer to consummate and effect this Agreement and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, by Buyer:

(a) Representations, Warranties and Covenants. Except as disclosed in the Seller Disclosure Schedule (i) the representations and warranties of Seller and the Seller Entities in this Agreement shall be true and correct on and as of the Closing Date as though such representations and warranties were made on and as of such time and (ii) each of Seller and the Seller Entities shall have performed and complied with all covenants, obligations and conditions of this Agreement required to be performed and complied with by it as of the Closing Date.

(b) No Material Adverse Effect. There shall not have occurred any Material Adverse Effect with respect to Seller, any Seller Entity, the Purchased Assets or the Business.

(c) Member Approval. This Agreement and the transactions contemplated hereby shall have been approved and adopted by the holders of one hundred percent (100%) of the outstanding VRBO Membership Interests entitled to vote thereon, one hundred percent (100%) of the outstanding Support Services Interests entitled to vote thereon, one hundred percent of the outstanding Purple Mountain Membership Interests entitled to vote thereon and the required Trust Actors of Camelot.

(d) Certificate of Seller. Buyer shall have been provided with a certificate executed on behalf of each Seller Entity by its managers to the effect that, as of the Closing Date:

(i) all representations and warranties made by Seller and the Seller Entities under this Agreement are true and complete; and

(ii) all covenants, obligations and conditions of this Agreement to be performed and complied with by Seller and the Seller Entities on or before such date have been so performed.

(e) Third Party Consents. Buyer shall have been furnished with evidence satisfactory to it of the consent or approval of all lenders, lessors and other third parties whose consent or approval is required in order for Seller and the Seller Entities to consummate the transactions contemplated by this Agreement, such lenders, lessors and other third parties to be identified on Schedule 7.3(e) of the Seller Disclosure Schedule.

(f) Assignments. Buyer shall have been furnished with evidence satisfactory to it of the assignment by the parties identified on Schedule 7.3(f) of the Seller Disclosure Schedule to Seller or any Seller Entity, as the case may be, of any and all right, title and interest in and to Seller Intellectual Property.

(g) Benefit Plan Matters. Buyer shall have been furnished with evidence satisfactory to it that each Seller Entity has, upon the request of Parent, terminated any and all Benefit Plans maintained by Seller or any Seller Entity.

(h) Consulting Agreement. David Clouse shall have executed and delivered the Consulting Agreement to Buyer.

(i) Noncompetition Agreements. Each of the Related Parties shall have executed and delivered a Noncompetition Agreement to Buyer.

(j) Opinion of Counsel. Buyer shall have received an opinion of Engel & Reiman, pc, counsel to Seller and the Seller Entities, dated as of the Closing Date, in substantially the form attached hereto as Exhibit F.

(k) Financial Statements. Buyer shall have been provided with the Financial Statements and the Projection and Parent and Buyer shall have approved the Financial Statements and the Projection.

(l) Services Agreement. VRBO shall have executed and delivered the Services Agreement.

(m) Parent Financing Documents. Parent shall have received from VRBO International LLC copies of each of the Parent Financing Documents each as executed and delivered by VRBO International LLC and the other parties required to enter into, or amend and restate, such Parent Financing Documents, as the case may be.

ARTICLE VIII

CLOSING

8.1 Form of Documents. At the Closing, the Parties shall deliver the documents, and shall perform the acts, which are set forth in this Article VIII. All documents which Seller and the Seller Entities shall deliver shall be in form and substance reasonably satisfactory to Buyer and Buyer’s counsel. All documents which Buyer shall deliver shall be in form and substance reasonably satisfactory to Seller and Seller’s counsel.

8.2 Buyer’s Deliveries. Subject to the fulfillment or waiver of the conditions set forth in Sections 7.1 and 7.3, Buyer shall execute and/or deliver to Seller a good and sufficient Bill of Sale, Assignment and Assumption of Liabilities Agreement for the Purchased Assets and Assumed Liabilities in substantially the form attached hereto as Exhibit G (the “Bill of Sale”).

8.3 Seller’s Deliveries. Subject to the fulfillment or waiver of the conditions set forth in Sections 7.1 and 7.2, Seller and the Seller Entities shall deliver to Buyer physical possession of all tangible Purchased Assets, and shall execute (where applicable in recordable form) and/or deliver or cause to be executed and/or delivered to Buyer all of the following:

(a) the Bill of Sale pursuant to which all of Seller’s and any Seller Entity’s right, title and interest to the Purchased Assets are sold, delivered, transferred and assigned to Buyer, free and clear of all Encumbrances of any nature whatsoever except as otherwise provided herein.

(b) releases of all liens and other Encumbrances and security interests held by any lender of Seller or any Seller Entity in any of the Purchased Assets, including, without limitation, UCC-3 termination statements;

(c) to the extent obtained, all necessary consents for the assignment of contracts, leases, purchase orders, sales orders and permits which are to be assigned to Buyer or alternate arrangements with respect thereto, all as reasonably acceptable to Buyer; and

(d) without limitation by the specific enumeration of the foregoing, all other documents reasonably required from Seller and the Seller Entities which are necessary to consummate the transactions contemplated hereby.

ARTICLE IX

POST-CLOSING AGREEMENTS

9.1 Post-Closing Agreements. From and after the Closing, the parties shall have the respective rights and obligations which are set forth in the remainder of this Article IX.

9.2 Use of Trademarks; References to VRBO. Unless otherwise authorized in writing by Buyer, each Seller Entity shall cease to use and shall not license any third party to use, or consent to the use by any third party of, the names “VRBO,” “VRBO.com,” and “Vacation Rentals By Owner” any name, slogan, logo or trademark of VRBO (or any similar or deceptively similar name, slogan, logo or trademark thereto).

9.3 Payments of Accounts Receivable. In the event Seller or any Seller Entity shall receive any instrument of payment of any of the Accounts Receivable, Seller or any Seller Entity shall forthwith deliver it to Buyer, endorsed where necessary, without recourse, in favor of Buyer.

9.4 Further Assurances. The Parties shall execute such further documents, and perform such further acts, as may be necessary to transfer and convey the Purchased Assets to Buyer, on the terms herein contained, and to otherwise comply with the terms of this Agreement, and consummate the transaction contemplated hereby.

9.5 Bulk Sales Laws. Each of Buyer, Seller and the Seller Entities hereby waives compliance by the other with the so-called “bulk sales law” and any other similar laws in any applicable jurisdiction in respect of the transactions contemplated by this Agreement. Seller and the Seller Entities shall indemnify Buyer and Parent from and hold it harmless against any liabilities, damages, costs and expenses resulting from or arising out of any action brought or levy made as a result of Seller’s or any Seller Entity’s failure to pay its liabilities owed to creditors, other than those liabilities that have been expressly assumed, on such terms as expressly assumed, by Buyer pursuant to this Agreement.

9.6 Tax Matters.

(a) Seller and the Seller Entities shall be responsible for and shall pay any and all transfer, sales, use, value-added, stamp, documentary, recordation or other similar Taxes in connection with the transfer of the Purchased Assets as contemplated by this Agreement.

(b) In the case of any real or personal property taxes or any similar ad valorem Taxes attributable to the Purchased Assets for which Taxes are reported on a Return covering a period commencing before the Closing Date and ending thereafter (a “Straddle Period Tax”), any such Straddle Period Taxes shall be prorated between Buyer and Seller on a per diem basis. The Party required by law to pay any such Straddle Period Tax (the “Paying Party”) to the extent such payment exceeds the obligation of the Paying Party hereunder shall provide the other Party (the “Non-Paying Party”) with proof of payment, and within ten (10) days of receipt of such proof of payment, the Non-Paying Party shall reimburse the Paying Party for the Non-Paying Party’s share of such Straddle Period Taxes. The Party required by law to file a Return with respect to Straddle Period Taxes shall do so within the time period prescribed by law.

(c) To the extent relevant to the Purchased Assets, each Party shall (i) provide the other with such assistance as may reasonably be required in connection with the preparation of any Return and the conduct of any audit or other examination by any taxing authority or in connection with judicial or administrative proceedings relating to any liability for Taxes, and (ii) retain and provide the other with all records or other information that may be relevant to the preparation of any Returns, or the conduct of any audit or examination, or other proceeding relating to Taxes. Seller shall retain all documents, including prior years’ Returns, supporting work schedules and other records or information with respect to all income, property sales, use and employment Returns shall not destroy or otherwise dispose of any such records for six (6) years after Closing Date without the prior written consent of Buyer.

(d) Buyer and Seller shall utilize the alternate procedure set forth in Revenue Procedure 2004-53 with respect to wage withholding and reporting for any Transferred Employees hired by Buyer.

9.7 Cooperation and Access to Seller and Seller Entity Records. To the extent relevant to the Purchased Assets, Seller and the Seller Entities shall provide Buyer with such assistance as may reasonably be required in connection with the preparation of any Return and the conduct of any audit or other examination by any taxing authority or in connection with judicial or administrative proceedings relating to any liability for Taxes. Seller and the Seller Entities shall provide Buyer with reasonable access during normal business hours to all books of account, papers and records transferred to Buyer hereunder relating to accounting or Tax matters (the “Accounting Records”), and Seller and the Seller Entities will not destroy any Accounting Records without first providing notice to Buyer or its successor pursuant to Section 12.1 hereof and providing Buyer or its successor with any opportunity to retain copies of such Accounting Records.

9.8 Employees. Buyer shall offer to each employee of Support Services, other than the Related Parties, the opportunity to become an employee of Buyer effective as of the Closing Date at a base salary which is substantially equivalent to the base salary of such employee as of May 31, 2006 as set forth on Schedule 4.12 of the Seller Disclosure Schedule, subject to such employee’s acceptance of Buyer’s standard terms and conditions of employment, including without limitation, the execution by such employee of Buyer’s standard form employment, proprietary information and invention assignment agreement (“EPIIA”). Each employee of Support Services who accepts Buyer’s offer of employment and becomes an employee of Buyer effective as of the Closing Date shall hereinafter be referred to as a “Transferred Employee.”

Each Transferred Employee shall be eligible to participate in such employee benefit plans, programs and arrangements of Parent or Buyer as are offered to similarly situated employees of Buyer and for purposes of accrual of benefits under such employee benefit plans, programs and arrangements, each such Transferred Employee shall be deemed to have been an employee of Parent or Buyer as of the date of such Transferred Employee’s first date of employment with Support Services, as the case may be. In the event that, within twelve (12) months of the Closing Date (the “Transition Period”), Buyer shall terminate any Transferred Employees for any reason other than for cause, Buyer shall pay such Transferred Employee an amount equal to the salary such Transferred Employee would have earned had such Transferred Employee remained an employee of Buyer for the balance of such Transition Period, payable in accordance with Buyer’s standard payroll policies, including compliance with applicable withholding and subject to such Transferred Employee’s execution of Buyer’s form employee release agreement, provided such Transferred Employee had complied in all material respects with the EPIIA and Buyer’s employment policies. Notwithstanding the foregoing, the Related Parties shall not be considered Transferred Employees.

9.9 Cooperation and Transition of Provider Agreements. At Buyer’s reasonable expense, Seller, the Seller Entities and Buyer agree to cooperate in good faith and provide such assistance as may be reasonably required by Buyer in connection with the operation of the Business by Buyer on and for a period not longer than six (6) months after the Closing to the extent necessary to operate the Purchased Assets. Accordingly, during such period Seller and the Seller Entities shall maintain agreements and arrangements with certain vendors and service providers, including without limitation, Seller’s and the Seller Entities’ agreements or arrangements identified by Buyer on Schedule 9.9 hereof (the “Provider Agreements”) which are not assigned to Buyer pursuant to this Agreement or any other Transaction Document. Buyer shall pay all costs provided for in such Provider Agreements and associated with maintenance of such Provider Agreements on and after the Closing until such time as Buyer notifies Seller or any Seller Entity that maintenance of such Provider Agreements by Seller and the Seller Entities is no longer required and Buyer shall reimburse Seller or any Seller Entity for any amounts that have been prepaid by Seller or any Seller Entity prior to Closing pursuant to the Provider Agreements, pro rated from the Closing Date; provided, however, Buyer shall not be responsible for any costs, expenses, penalties, fees or other amounts incurred under the Provider Agreements as a result of any failure of Seller, any Seller Entity or the Related Parties to take a required action under the Provider Agreements in a timely manner. Notwithstanding the foregoing, Seller and the Seller Entities shall not be required to maintain and keep in force such Provider Agreements after June 30, 2007. Buyer, Seller and the Seller Entities shall mutually agree on a procedure for Buyer to reimburse Seller or any Seller Entity for such costs associated with maintenance of the Provider Agreements and for transfers to Buyer of deposits received by Seller or any Seller Entity after Closing and related to the Purchased Assets or the Business, provided such transfers of deposits to Buyer shall be made at least weekly.

9.10 Proration of Expenses. The operation of the Business and the income and expenses attributable thereto up to the Closing shall be for the account of Seller and the Seller Entities and thereafter for the account of Buyer. The Parties shall operate in good faith to reasonably prorate expenses, including, without limitation, such items as prepaid items, utility charges and rents as of the Closing.

ARTICLE X

ESCROW AND INDEMNIFICATION

10.1 Survival of Representations, Warranties and Covenants. Notwithstanding any investigation conducted before or after the Closing, and notwithstanding any actual or implied knowledge or notice of any facts or circumstances (other than matters disclosed on the Buyer Disclosure Schedule or the Seller Disclosure Schedule) which Buyer, Seller or any Seller Entity may have as a result of such investigation or otherwise, Buyer and Seller will be entitled to rely upon the other Party’s representations, warranties and covenants set forth in this Agreement; provided, however, the Parties hereto acknowledge that reliance and materiality shall not be an element of any claim by any of the Indemnified Parties (as defined below) hereto for breach of any warranty, representation, agreement or covenant under this Agreement. The representations and warranties in Article IV shall survive the Closing until the second anniversary of the Closing Date, except (i) Sections 4.17 (Taxes) and 4.19 (Intellectual Property) which shall survive until thirty (30) days after the expiration of any applicable statute of limitations, and (ii) Sections 4.3 (Capitalization), 4.4 (Authority Relative to the Transaction Documents), 4.16 (Title to Property) and 4.28 (Assets) which shall survive indefinitely; provided, however, that any claim that is properly asserted in writing pursuant to Section 10.2 hereof prior to the expiration of the applicable survival period as provided in this Section 10.1 shall survive until such claim is finally resolved and satisfied. The representations and warranties in Article V shall survive the Closing until the second anniversary of the Closing Date. The covenants and agreements of the Parties shall survive until the expiration of the time period for their performance as provided herein.

10.2 Indemnification. From and after the Closing, and subject to the provisions of Section 10.1 hereof, Seller and the Seller Entities (collectively, the “Indemnifying Parties”), jointly and severally, shall indemnify and hold harmless Buyer and Parent and each of their stockholders, directors, officers, managers, members, employees, agents and attorneys (collectively, the “Indemnified Parties”) for, from and against, and the Escrow Fund (as defined in Section 10.3 hereof) shall be available to compensate the Indemnified Parties for, any and all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, Taxes, liens, losses, diminutions in value, expenses, and fees, including court costs and reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding and the costs of investigation incurred in defending against or settling such action, suit or proceeding therefor and any amounts paid in settlement thereof (collectively “Losses,” which such term as used herein is not limited to matters asserted by third parties, but includes Losses incurred or sustained by the Indemnified Parties in the absence of claims by a third party), that the Indemnified Parties have incurred, suffered, or paid by reason of:

(a) any inaccuracy or breach by Seller or any Seller Entity of any representation or warranty under this Agreement (other than Sections 4.3 (Capitalization), 4.4 (Authority Relative to the Transaction Documents), 4.6 (Legal Compliance; Permits), 4.16 (Title to Property), 4.17 (Taxes), 4.19 (Intellectual Property), 4.28 (Assets) and 4.30 (Environment, Health, and Safety)), including the Schedules hereto and the Seller Disclosure Schedule, and the other Transaction Documents (including the Consulting Agreement and any Noncompetition Agreement), or any claim by a third party which would constitute such an inaccuracy or breach;

(b) any inaccuracy or breach by Seller or any Seller Entity of any representation or warranty set forth in Sections 4.3 (Capitalization), 4.4 (Authority Relative to the Transaction Documents), 4.6 (Legal Compliance; Permits), 4.16 (Title to Property), 4.17 (Taxes), 4.19 (Intellectual Property), 4.28 (Assets) and 4.30 (Environment, Health, and Safety)), including the Schedules hereto and the Seller Disclosure Schedule, or any claim by a third party which would constitute such an inaccuracy or breach;

(c) any breach or failure to perform by Seller or any Seller Entity of any covenant or agreement of Seller or any Seller Entity contained herein (including the Schedules hereto and the Seller Disclosure Schedule) and the other Transaction Documents (including any Noncompetition Agreement), or any claim by a third party which would constitute such a breach or failure;

(d) any Tax liability of Seller or any Seller Entity for Taxes of any kind, including without limitation, those resulting from the transactions contemplated in this Agreement or the other Transaction Documents (as defined in Section 4.4 hereof) and those attributable to the Business or the Purchased Assets for any period or portion thereof ending on or prior to the Closing Date;

(e) any liability of Seller or any Seller Entity for financial advisor, brokerage or finders fees or agent’s commissions or any similar charges in connection with this Agreement or the other Transaction Documents or any transaction contemplated hereby or thereby;

(f) any liability of Seller or any Seller Entity relating to the Retained Liabilities;

(g) fraud; or

(h) intentional misrepresentation.

Unless otherwise specified herein, the maximum indemnification obligations under this Section 10.2 shall not exceed Ten Million Dollars ($10,000,000); provided, however, that in the event of an indemnification obligation arising from subsections (b)-(h)above, Seller and the Seller Entities shall be liable without limit. Except with respect to Losses arising from claims identified in subsections (b)-(h)above, which Losses shall not be subject to the following limitations, the Indemnified Parties shall not be entitled to recover any Losses described in this Section 10.2 except to the extent the aggregate amount of Losses under all claims exceeds Three

Hundred Thousand Dollars ($300,000) (the “Threshold Amount”), after which the Indemnified Parties shall be entitled to recover the aggregate amount of Losses, including the Threshold Amount.

10.3 Security.

(a) On the date that the Escrow Agent executes this Agreement, Buyer will deposit the Cash Escrow Amount, without any act of Seller or any Seller Entity, with U.S. Bank, National Association, as Escrow Agent, such deposits to collectively constitute an escrow fund (the “Escrow Fund”) to be governed by the terms set forth herein. The Escrow Agent may execute this Agreement following the date hereof and such later execution, if so executed after the date hereof, shall not affect the binding nature of this Agreement as of the date hereof between the other signatories hereto. The Cash Escrow Amount may be invested as jointly directed in writing by Buyer and David Clouse as representative of Seller and the Seller Entities (the “Representative”) from time to time. In the absence of joint written instructions, the Cash Escrow Amount shall be invested by the Escrow Agent in a U.S. Bank Money Market Account, which is FDIC insured. Any interest, earnings and income that accrue upon the Cash Escrow Amount during the period of time during which the Cash Escrow Amount is held in the Escrow Fund shall be deemed to be part of the Escrow Fund and shall be reported by the Escrow Agent as taxable income of Seller.

(b) Subject to the following requirements, the Escrow Fund shall remain in existence during the period following the Closing for one (1) year (the “Escrow Period”). Upon the six (6) month anniversary of the Closing, and within five (5) business days thereafter, Five Million Dollars ($5,000,000) shall be released from the Escrow Fund to VRBO, provided there have been no claims for Losses in excess of the Threshold Amount against the Escrow Fund. Upon the expiration of the Escrow Period, and within five (5) business days thereafter, any and all amounts remaining in the Escrow Fund shall be released from the Escrow Fund to VRBO after accounting for (i) all amounts theretofore validly distributed out of the Escrow Fund to the Indemnified Parties pursuant to Section 10.2 hereof and (ii) the retention of an amount equal to such portion of the remaining Escrow Fund which, in the reasonable judgment of Buyer, subject to the objection of the Indemnifying Parties and the subsequent arbitration of the matter in a manner consistent with Section 12.14 hereof, is necessary to satisfy any unsatisfied claims specified in any Losses Certificate (as defined in Section 10.3(d) hereof) delivered to the Indemnifying Parties prior to the end of the Escrow Period, which amount shall remain in the Escrow Fund (and the Escrow Fund shall remain in existence) until such claims have been resolved. As soon as such claims have been resolved (such resolution to be evidenced by the written agreement of the Indemnified Parties and the Indemnifying Parties or the written decision of the arbitrators as described below), and within five (5) business days thereafter, the Escrow Agent shall deliver to VRBO the remaining portion of the Escrow Fund not required to satisfy any remaining claims.

(c) As partial security for the indemnity provided for in Section 10.2 hereof and by virtue of this Agreement, the Escrow Fund shall be reduced by the amount of Losses incurred or sustained by the Indemnified Parties. Notwithstanding the foregoing, reducing the Escrow Fund shall not be the Indemnified Parties’ exclusive remedy against the Indemnifying Parties for any Losses incurred or sustained by the Indemnified Parties, and the Indemnified Parties may recover any Losses incurred or sustained by the Indemnified Parties in excess of the Escrow Fund.

(d) In the event that any Indemnified Party has incurred or sustained Losses or reasonably anticipates that it will incur or sustain Losses, such Indemnified Party shall deliver to the Indemnifying Parties from which such Indemnified Party seeks indemnification pursuant to this Agreement, a certificate signed by any officer of the Indemnified Party (a “Losses Certificate”) (i) stating that the Indemnified Party has incurred or sustained Losses or reasonably anticipates that it could incur or sustain Losses and (ii) specifying in reasonable detail the individual items of Losses included in the amount so stated, the date each such item was paid, sustained or properly accrued, or the basis for such anticipated liability, and the nature of the misrepresentation or breach of warranty, agreement or covenant or other indemnity to which such item is related.

(e) The Indemnifying Parties shall have twenty (20) days following its receipt of a Losses Certificate to object to any claim or claims made in a Losses Certificate. In the event that the Indemnifying Parties has not objected within such twenty (20) day period, then the Escrow Fund shall be reduced by the amount set forth in the Losses Certificate. In the event the Indemnifying Parties so objects within such twenty (20) day period, such objection must be in the form of a certificate signed by an authorized officer of the Indemnifying Parties and delivered to the Indemnified Party (an “Objection Certificate”), which certificate shall set forth the item or items of Losses in the Losses Certificate to which the Indemnifying Parties is objecting and a reasonable basis for each such objection.

(f) For a period of fifteen (15) days after the delivery of an Objection Certificate, the Indemnified Party and the Indemnifying Parties shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If no such agreement can be reached after good faith negotiation, either the Indemnified Party or the Indemnifying Parties may demand arbitration as set forth in Section 12.14 of this Agreement.

10.4 Third Party Claims. In the event the Indemnified Parties become aware of a third party claim that the Indemnified Parties reasonably believe may result in a demand for indemnification, the Indemnified Parties shall notify the Indemnifying Parties of such claim, and the Indemnifying Parties shall be entitled, at their expense, to participate in, but not to determine or conduct, the defense of such claim. The Indemnified Parties shall have the right in their sole discretion to conduct the defense of and settle any such claim; provided, however, that the Indemnified Parties may not settle any such claim without the prior written consent of the Indemnifying Parties (such consent not to be unreasonably withheld). In the event the Indemnifying Parties have consented to any such settlement, the Indemnifying Parties shall have no power or authority to object under any provision of this Article X to the amount of any claim by the Indemnified Parties with respect to such settlement provided such claim does not exceed the settlement amount or other amount consented to by the Indemnifying Parties.

10.5 Reduction by Insurance Proceeds. The amount payable by the Indemnifying Parties to the Indemnified Parties with respect to any Losses shall be reduced by the amount of any insurance proceeds received by the Indemnified Parties with respect to the Losses, and the Indemnified Parties agree to use their best efforts to collect any and all insurance proceeds to which it may be entitled in respect of any Losses. To the extent the Indemnifying Parties have satisfied their obligations to the Indemnified Parties with respect to Losses for which insurance claims remain uncollected, Buyer and Parent shall assign such claims to VRBO.

10.6 Escrow Agent’s Duties.

(a) The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth in this Agreement and as set forth in any additional written escrow instructions which the Escrow Agent may receive after the date of this Agreement which are signed by an officer of Buyer and the Representative, and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper Party or Parties. The Escrow Agent shall not be liable for any act done or omitted hereunder as Escrow Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith.

(b) The Escrow Agent is hereby expressly authorized to disregard any and all warnings given by any of the Parties hereto or by any other person, excepting only orders or process of courts of law, and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court. In case the Escrow Agent obeys or complies with any such order, judgment or decree of any court, the Escrow Agent shall not be liable to any of the Parties hereto or to any other person by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

(c) The Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the Parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder.

(d) The Escrow Agent shall not be liable for the expiration of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Escrow Agent.

(e) The Escrow Agent may resign as Escrow Agent at any time with or without cause by giving at least thirty (30) days’ prior written notice to each of Parent, Buyer and Seller, such resignation to be effective thirty (30) days following the date such notice is given. In addition, Buyer and the Representative may jointly remove the Escrow Agent as escrow agent at any time with or without cause, by an instrument (which may be executed in counterparts)

given to the Escrow Agent, which instrument shall designate the effective date of such removal. In the event of any such resignation or removal, a successor escrow agent which shall be a bank or trust company organized under the laws of the United States of America or any state thereof having a combined capital and surplus of not less than One Hundred Million Dollars ($100,000,000), shall be jointly appointed by Buyer and the Representative in writing. Any such successor escrow agent shall deliver to Parent, Buyer and Seller a written instrument accepting such appointment, and thereupon it shall succeed to all the rights and duties of the Escrow Agent hereunder and shall be entitled to receive the Escrow Fund. Thereafter, the predecessor Escrow Agent shall be discharged for any further duties and liabilities under this Agreement.

(f) In performing any duties hereunder, the Escrow Agent shall not be liable to any Party for damages, losses or expenses, except for gross negligence, bad faith or willful misconduct on the part of the Escrow Agent. The Escrow Agent shall not incur any such liability for any action taken or omitted in reliance upon any instrument, including any written statement or affidavit provided for in this Agreement that the Escrow Agent shall in good faith believe to be genuine, nor will the Escrow Agent be liable or responsible if acting in good faith for forgeries, fraud, impersonations, or determining the scope of any representative authority. In addition, the Escrow Agent may consult with the legal counsel in connection with Escrow Agent’s duties under this Agreement and shall be fully protected in any act taken, suffered, or permitted by it in good faith in accordance with the advice of counsel. The Escrow Agent is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any Party to this Agreement.

(g) If any controversy arises between the Parties to this Agreement, or with any other party, concerning the subject matter of this Agreement, the Escrow Agent will not be required to determine the controversy or to take any action regarding it. The Escrow Agent shall await the arbitrators’ decision as specified in Section 12.14 hereof and act to make or withhold payments out of the Escrow Fund in accordance with such decision.

(h) Buyer, Seller and the Seller Entities, and their respective successors and assigns, jointly and severally, shall indemnify and hold Escrow Agent harmless against any and all losses, claims, damages, liabilities and expenses, including reasonable costs of investigation, counsel fees, and disbursements that may be imposed on Escrow Agent or incurred by Escrow Agent in connection with the performance of its duties under this Agreement.

(i) All fees and expenses of the Escrow Agent incurred in the ordinary course of performing its responsibilities hereunder, as set forth on the Escrow Agent’s fee schedule attached hereto as Exhibit H, shall be paid one-half by Buyer or Parent and one-half by Seller or any Seller Entity within ten (10) days of receipt of a written invoice from Escrow Agent accompanied by evidence of a written invoice for such fees and expenses received by Escrow Agent. Any extraordinary fees and expenses, including without limitation any fees or expenses (including the fees or expenses of outside counsel to the Escrow Agent) incurred by the Escrow Agent in connection with a dispute over the distribution of the Escrow Fund or the validity of a Losses Certificate or Objection Certificate shall be paid one-half by Buyer or Parent and one-half by Seller or any Seller Entity, within ten (10) days of receipt of a written invoice from Escrow Agent accompanied by evidence of a written invoice for such fees and expenses received by Escrow Agent.

ARTICLE XI

TERMINATION

11.1 Termination of the Agreement. Certain of the Parties may terminate this Agreement at any time prior to the Closing as provided below:

(a) Parent and VRBO may terminate this Agreement as to all Parties by mutual written consent;

(b) Parent may terminate this Agreement by giving written notice to VRBO (i) in the event Seller or any Seller Entity has breached any representation, warranty or covenant contained in this Agreement, or if any representation or warranty of Seller or any Seller Entity shall have become untrue, in either case such that the conditions set forth in Sections 7.1 or 7.3 would not be satisfied as of the time of such breach or as of the time such representation and warranty shall have become untrue, provided that if such inaccuracy in any representation or warranty of Seller or any Seller Entity or such breach of any representation or warranty by Seller or any Seller Entity is curable by such Seller or Seller Entity through the exercise of its commercially reasonable efforts within twenty (20) business days after delivery of such notice (the “Cure Period”), then for so long as such Seller or Seller Entity continues to exercise its commercially reasonable efforts Parent may not terminate this Agreement under this Section 11.1(b) prior to the expiration of the Cure Period, (ii) that Buyer and Parent shall not approve the Financial Statements or the Projection or (iii) if the Closing shall have failed to occur on or before November 30, 2006 (the “Termination Date”) (unless the failure results primarily from Parent itself breaching any representation, warranty or covenants contained in this Agreement);

(c) VRBO may terminate this Agreement by giving written notice to Parent at any time prior to the Closing (i) in the event Parent or Buyer has breached any representation, warranty or covenant contained in this Agreement, or if any representation or warranty of Parent or Buyer shall have become untrue, in either case such that the conditions set forth in Section 7.1 or 7.2 would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, that if such inaccuracy in any representation or warranty of Parent or Buyer or such breach of any representation or warranty by Parent or Buyer is curable by Parent or Buyer through the exercise of its commercially reasonable efforts within twenty (20) business days after delivery of such notice, then for so long as Buyer and Parent continue to exercise their commercially reasonable efforts VRBO may not terminate this Agreement under this Section 11.1(c) prior to the expiration of the Cure Period or (ii) if the Closing shall not have occurred on or before the Termination Date (unless the failure results primarily from any Seller Entity breaching any representation, warranty or covenant contained in this Agreement).

11.2 Effect of Termination. If any Party terminates this Agreement pursuant to Section 11.1 above, all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party; provided, however, that each Party hereto shall remain liable for any breach of any representation, warranty, covenant or other provision of this Agreement that occurs prior to the Agreement’s termination; provided, further, that the provisions of Sections 6.4(a), Article XI and Article XII shall survive termination. In the event that this Agreement is terminated by VRBO solely as a result of the failure of Parent or Buyer to satisfy the condition set forth in Section 7.2(c), Parent shall pay VRBO an amount equal to Two Hundred Fifty Thousand Dollars ($250,000) as reimbursement for fees and expenses incurred by Seller and the Seller Entities in connection with the negotiation of this Agreement.

ARTICLE XII

GENERAL PROVISIONS

12.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with confirmation of receipt) or sent via electronic mail to the Parties at the following address (or at such other address for a Party as shall be specified by like notice):

(a)	if to Parent, to:

HomeAway, Inc.

3801 South Capital of Texas Highway, Suite 150

Austin, Texas 78704

Attention: Chief Executive Officer and President

Facsimile No.: (512) 684-1101

Telephone No.: (512) 684-1030

Email: bsharples@homeaway.com

Email: cshepherd@homeaway.com

with a copy to:

Wilson Sonsini Goodrich & Rosati, Professional Corporation

8911 Capital of Texas Highway, Suite 3350

Austin, Texas 78759

Attention: Paul R. Tobias

Facsimile No.: (512) 338-5499

Telephone No.: (512) 338 5400

Email: ptobias@wsgr.com

(b)	if to Buyer, to:

VRBO.com, Inc.

3801 South Capital of Texas Highway, Suite 150

Austin, Texas 78704

Attention: Chief Executive Officer and President

Facsimile No.: (512) 684-1101

Telephone No.: (512) 684-1030

Email: bsharples@homeaway.com

Email: cshepherd@homeaway.com

with a copy to:

HomeAway, Inc.

3801 South Capital of Texas Highway, Suite 150

Austin, Texas 78704

Attention: Chief Executive Officer and President

Facsimile No.: (512) 684-1101

Telephone No.: (512) 684-1030

Email: bsharples@homeaway.com

Email: cshepherd@homeaway.com

and a copy to:

Wilson Sonsini Goodrich & Rosati, Professional Corporation

8911 Capital of Texas Highway, Suite 3350

Austin, Texas 78759

Attention: Paul R. Tobias

Facsimile No.: (512) 338-5499

Telephone No.: (512) 338 5400

Email: ptobias@wsgr.com

(c)	if to Seller, to:

VRBO International LLC

9800 Buccaneer Mall Suite 1

St. Thomas, VI

USA 00802-2409

Attention: David Clouse

Facsimile No.: (340) 776-8693

Telephone No.: (340) 776-8694

Email: david@clouse.us

with a copy to:

Engel & Reiman, pc

The Equitable Building

730 – 17th Street, Suite 500

Denver, Colorado 80202-3580

Attention: Kelly Reiman

Facsimile No.: (303) 694-4028

Telephone No.: (303) 741-1111

Email: k.reiman@engelreiman.com

(d)	if to the Related Parties, to:

David Clouse and Elizabeth Clouse

37 Water Island

St. Thomas, VI 00802

Facsimile No.: (206) 202-0033

Telephone No.: (720) 935-6109

Email: david@clouse.us

with a copy to:

Engel & Reiman, pc

The Equitable Building

730 – 17th Street, Suite 500

Denver, Colorado 80202-3580

Attention: Kelly Reiman

Facsimile No.: (303) 694-4028

Telephone No.: (303) 741-1111

Email: k.reiman@engelreiman.com

(e)	if to Escrow Agent, to:

U.S. Bank National Association

One California Street, Suite 2100

San Francisco, California 94111

Facsimile No.: (415) 273-4590

Telephone No.: (415) 273-4532

Email: sheila.soares@usbank.com

12.2 Interpretation. When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” In this Agreement, any reference to any event, change, condition or effect being “material” with respect to any entity or group of entities means any material event, change, condition or effect related to the condition (financial or otherwise), properties, assets (including intangible assets), liabilities, business, prospects, operations or results of operations of such entity or group of entities. In this Agreement, any reference to a “Material Adverse Effect” with respect to any Seller or Seller Entity means any event, change or effect that is materially adverse to the condition (financial or otherwise) of the Business or the Purchased Assets owned by such Seller or Seller Entity, taken as a whole. In this Agreement, any reference to a Party’s “knowledge” means (i) as to Seller or each Seller Entity, the actual knowledge after due and diligent inquiry of David Clouse, Elizabeth Clouse and Marvin Floyd, and (ii) as to Buyer or Parent, the actual knowledge after due and diligent inquiry of Lynn Atchison, Ross Buhrdorf, Brian Sharples, Carl Shepherd and Mike Sprock. The phrase “made available” in this Agreement shall mean that the information referred to has been made available if requested by the Party to whom such information is to be made available. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

12.3 Entire Agreement; No Third Party Beneficiaries. This Agreement, the other Transaction Documents and the documents and instruments and other agreements specifically referred to herein or delivered pursuant hereto, including the Exhibits, the Schedules, the Seller Disclosure Schedule and the Buyer Disclosure Schedule, (a) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and (b) are not intended to confer upon any other person any rights or remedies hereunder.

12.4 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties hereto. The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

12.5 Remedies Cumulative. Except as otherwise set forth herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

12.6 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware without regard to applicable principles of conflicts of law. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of any court located within the State of Delaware, in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction and such process. It is the intention of the parties hereto that any claim, lien, settlement, accord, judgment or award arising out of any dispute involving this Agreement shall be readily enforceable against the assets of the non-prevailing party located in the Cook Islands and any other jurisdiction to which such assets have been transferred after the date of this Agreement.

12.7 Assignment. This Agreement and any of the rights, interests, or obligations incurred hereunder, in part or as a whole, at any time after the entire Purchase Price shall have been paid, are freely assignable by Buyer or Parent. This Agreement and any of the rights, interests, or obligations incurred hereunder, in part or as a whole, are assignable by Seller or any Seller Entity only upon the prior written consent of Buyer. This Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.

12.8 Rules of Construction. The Parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

12.9 Attorneys’ Fees. In the event of any suit or other proceeding to construe or enforce any provision of this Agreement or any other agreement to be entered into pursuant hereto, or otherwise in connection with this Agreement, the prevailing Party’s or Parties’ reasonable attorneys’ fees and costs (in addition to all other amounts and relief to which such Party or Parties may be entitled) shall be paid by the other Party or Parties.

12.10 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.

12.11 Telecopy Execution and Delivery. A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more parties to this Agreement, and an executed copy of this Agreement may be delivered by one or more Parties to this Agreement by facsimile or similar electronic transmission device pursuant to which the signature of or on behalf of such Party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any Party to this Agreement, all Parties to this Agreement agree to execute an original of this Agreement as well as any facsimile, telecopy or other reproduction of this Agreement.

12.12 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Parties. No failure on the part of any Party to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Party in exercising any power, right, privilege or remedy under this Agreement, will operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy will preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Party shall be deemed to have waived any claim arising from this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Party; and any such waiver will not be applicable or have any effect except in the specific instance in which it is given.

12.13 Transaction Expenses. Whether or not the Closing occurs, Buyer and Parent will bear their own costs and expenses (including legal and accounting fees and expenses) incurred in connection with this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby. Except as otherwise set forth herein, Seller and the Seller Entities will bear their own costs and expenses (including legal and accounting fees and expenses) incurred in connection with this Agreement and the other Transaction Documents and the transactions contemplated hereby and thereby and the preparation of the Financial Statements and the Projection.

12.14 Arbitration.

(a) Any dispute between the Parties under this Agreement shall be settled by arbitration conducted by one arbitrator mutually agreeable to Buyer and Parent on the one hand (the “Buying Parties”) and Seller and the Seller Entities on the other (the “Selling Parties”). In the event that, within fifteen (15) days after submission of any dispute under this Agreement to arbitration, the Buying Parties and Selling Parties cannot mutually agree on one arbitrator, then, within ten (10) days after the end of such fifteen (15) day period, the Buying Parties and Selling Parties shall each select one arbitrator. The two arbitrators so selected shall select an arbitrator to conduct the arbitration.

(b) Any such arbitration shall be held in New Castle County, Delaware, under the rules then in effect of the American Arbitration Association. The arbitrator shall determine how all expenses relating to the arbitration shall be paid, including without limitation, the respective expenses of each Party, the fees of the arbitrator and the administrative fee of the American Arbitration Association. The arbitrator shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the Parties an opportunity, adequate in the sole judgment of the arbitrator, to discover relevant information from the opposing Parties about the subject matter of the dispute. The arbitrator shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, to the same extent as a competent court of law or equity, should the arbitrator determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator as to the validity and amount of any claim shall be final, binding, and conclusive upon the Parties to this Agreement. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator. Within thirty (30) days after a decision of the arbitrator requiring payment by one Party to another, such Party shall make the payment to such other Party.

(c) Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction. The forgoing arbitration provision shall apply to any dispute between the Buying Parties and Selling Parties under this Agreement or arising out of the sale of the Purchased Assets. It is the intention of the parties hereto that any claim, lien, settlement, accord, judgment or award arising out of any dispute involving this Agreement shall be readily enforceable against the assets of the non-prevailing party located in the Cook Islands and any other jurisdiction to which such assets have been transferred after the date of this Agreement.

(d) Notwithstanding anything herein to the contrary, in the event a dispute, claim, suit, action or proceeding (including an arbitration proceeding) (an “Action”) arising out of this Agreement and the transactions contemplated hereby is brought:

(i) against Seller or any Seller Entity by Buyer or Parent or their successors or assigns, and Seller or any Seller Entity prevails in such Action, then Seller and/or the Seller Entity shall be entitled to recover from Buyer or Parent, or their successors or assigns, any and all reasonable attorneys’ fees and expenses incurred by Seller and the Seller Entities in investigating or defending such Action; or

(ii) against Buyer or Parent by Seller or any Seller Entity, and Buyer or Parent prevails in such Action, then Buyer and/or Parent shall be entitled to recover from Seller and the Seller Entities, any and all reasonable attorneys’ fees and expenses incurred by Buyer and Parent in investigating or defending such Action.

[Remainder of page intentionally left blank. Signature page(s) to follow.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

PARENT:

HOMEAWAY, INC.

By:	/s/ Brian Sharples

Name:	Brian Sharples

Title:	Chief Executive Officer

BUYER:

VRBO.COM, INC.

By:	/s/ Brian Sharples

Name:	Brian Sharples

Title:	Chief Executive Officer

SELLER:

VRBO INTERNATIONAL LLC

By:	/s/ David A. Clouse

Name:	David A. Clouse

Title:	President

SELLER:

PURPLE MOUNTAIN LLC

By:	/s/ David A. Clouse

Name:	David A. Clouse

Title:	Manager

[SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]

SELLER:

CAMELOT TRUST

By:	/s/ Monty R. Friesen

Name:	Monty R. Friesen

Title:	Co-Trustee

SELLER:

VRBO SUPPORT SERVICES LLC

By:	/s/ David A. Clouse

Name:	David A. Clouse

Title:	Manager

RELATED PARTIES:

/s/ David Clouse
David Clouse

/s/ Elizabeth Clouse
Elizabeth Clouse

/s/ Patricia J. Friesen
Patricia J. Friesen

[SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]

ESCROW AGENT:

U.S. BANK, NATIONAL ASSOCIATION

By:	/s/ Sheila K. Soares

Name:	Sheila K. Soares

Title:	Vice President

Date:	November 2, 2006

[SIGNATURE PAGE TO ASSET PURCHASE AGREEMENT]